		EXHIBIT (2)

AMENDED AND RESTATED BYLAWS
OF
PUTNAM MUNICIPAL OPPORTUNITIES TRUST

TABLE OF CONTENTS

		Page
ARTICLE 1 AGREEMENT AND DECLARATION OF TRUST AND
	PRINCIPAL OFFICE	1

1.1	Agreement and Declaration of Trust	1
1.2	Principal Office of the Trust	1

ARTICLE 2 MEETINGS OF TRUSTEES		1

2.1	Regular Meetings	1
2.2	Special Meetings	1
2.3	Notice of Special Meetings	1
2.4	Quorum	1
2.5	Notice of Certain Actions by Consent	1

ARTICLE 3 OFFICERS		2

3.1	Enumeration: Qualification	2
3.2	Election	2
3.3	Tenure	2
3.4	Powers	2
3.5	Chairman; President	2
3.6	Treasurer	2
3.7	Clerk	2
3.8	Resignations and Removals	3

ARTICLE 4 COMMITTEES		3

4.1	Quorum; Voting	3

ARTICLE 5 REPORTS		3

5.1	General	3

ARTICLE 6 FISCAL YEAR		3

6.1	General	3

ARTICLE 7 SEAL		3

7.1	General	3

ARTICLE 8 EXECUTION OF PAPERS		4

8.1	General	4

ARTICLE 9 ISSUANCE OF SHARES AND SHARE CERTIFICATES		4

9.1	Sale of Shares	4
9.2	Share Certificates	4
9.3	Loss of Certificates	4
9.4	Issuance of New Certificate to Pledgee	4
9.5	Discontinuance of Issuance of Certificates	5

ARTICLE 10 PROVISIONS RELATING TO THE CONDUCT OF THE
	TRUST'S BUSINESS	5

10.1	Certain Definitions	5
10.2	Limitations on Dealings with Officers or Trustees	5
10.3	Securities and Cash of the Trust to be held by Custodian Subject to
	Certain Terms and Conditions	5
10.4	Reports to Shareholders	6
10.5	Valuation of Assets	6

ARTICLE 11 SHAREHOLDERS		6

11.1	Annual Meeting	6
11.2	Record Dates	7
11.3	Proxies	7

ARTICLE 12 SHARES OF BENEFICIAL INTEREST		7

12.1	Statement Creating Three Series of Remarketed Preferred® Shares	7

PART I DESIGNATION		7

1.	Definitions	9
2.	Fractional Shares	26
3.	Dividends	26
4.	Redemption	32
5.	Liquidation	36
6.	Voting Rights	37
7.	1940 Act RP Asset Coverage	41
8.	RP Basic Maintenance Amount	41
9.	[RESERVED]	43
10.	Restrictions on Certain Distributions	43
11.	Notice	43
12.	Futures and Options Transactions; Forward Commitments	44
13.	Certain Other Restrictions	47
14.	Legally Available Funds	49

ii

PART II REMARKETING PROCEDURES		50

1.	Remarketing Schedule	50
2.	Procedure for Tendering	50
3.	Determination of Applicable Dividend Rates	51
4.	Allocation of Shares: Failure to Remarket at Liquidation Preference	53
5.	Notification of Results: Settlement	53
6.	Purchase of Shares of RP by Remarketing Agents	54
7.	Applicable Dividend Rate During a Non-Payment Period	54
8.	Transfers	55
9.	Miscellaneous	55
10.	Securities Depository; Share Certificates	55

ARTICLE 13 AMENDMENTS TO THE BYLAWS		55

13.1	General	55

iii

AMENDED AND RESTATED BYLAWS
OF
PUTNAM MUNICIPAL OPPORTUNITIES TRUST

ARTICLE 1
Agreement and Declaration of Trust and Principal Office

1.1 Agreement and Declaration of Trust. These Bylaws shall be subject to the Agreement and Declaration of Trust, as from time to time in effect (the "Declaration of Trust"), of the Massachusetts business trust established by the Declaration of Trust (the "Trust").

1.2 Principal Office of the Trust. The principal office of the Trust shall be located in Boston, Massachusetts.

ARTICLE 2
Meetings of Trustees

2.1 Regular Meetings. Regular meetings of the Trustees may be held without call or notice at such places and at such times as the Trustees may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent Trustees.

2.2 Special Meetings. Special meetings of the Trustees may be held at any time and at any place designated in the call of the meeting when called by the Chairman of the Trustees, the President or the Treasurer or by two or more Trustees, sufficient notice thereof being given to each Trustee by the Clerk or an Assistant Clerk or by the officer or the Trustees calling the meeting.

2.3 Notice of Special Meetings. It shall be sufficient notice to a Trustee of a special meeting to send notice by mail at least forty-eight hours or by telegram at least twenty-four hours before the meeting addressed to the Trustee at his or her usual or last known business or residence address or to give notice to him or her in person or by telephone at least twenty-four hours before the meeting. Notice of a special meeting need not be given to any Trustee if a written waiver of notice, executed by him or her before or after the meeting, is filed with the records of the meeting, or to any Trustee who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

2.4 Quorum. At any meeting of the Trustees a majority of the Trustees then in office shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

2.5 Notice of Certain Actions by Consent. If in accordance with the provisions of the Declaration of Trust any action is taken by the Trustees by written consent of less than all of the Trustees, then prompt notice of any such action shall be furnished to each Trustee who did not execute such written consent, provided that the effectiveness of such action shall not be impaired by any delay or failure to furnish such notice.

ARTICLE 3
Officers

3.1 Enumeration: Qualification. The officers of the Trust shall be a Chairman of the Trustees, a President, a Treasurer, a Clerk and such other officers, if any, as the Trustees from time to time may in their discretion elect. The Trust may also have such agents as the Trustees from time to time may in their discretion appoint. The Chairman of the Trustees and the President shall be a Trustee and may but need not be a shareholder; and any other officer may but need not be a Trustee or a shareholder. Any two or more offices may be held by the same person. A Trustee may but need not be a shareholder.

3.2 Election. The Chairman of the Trustees, the President, the Treasurer and the Clerk shall be elected by the Trustees upon the occurrence of any vacancy in any such office. Other officers, if any, may be elected or appointed by the Trustees at any time. Vacancies in any such other office may be filled at any time.

3.3 Tenure. The Chairman of the Trustees, the President, the Treasurer and the Clerk shall hold office in each case until he or she dies, resigns, is removed or becomes disqualified. Each other officer shall hold office and each agent shall retain authority at the pleasure of the Trustees.

3.4 Powers. Subject to the other provisions of these Bylaws, each officer shall have, in addition to the duties and powers herein and in the Declaration of Trust set forth, such duties and powers as are commonly incident to the office occupied by him or her as if the Trust were organized as a Massachusetts business corporation and such other duties and powers as the Trustees may from time to time designate.

3.5 Chairman; President. Unless the Trustees otherwise provide, the Chairman of the Trustees or, if there is none or in the absence of the Chairman of the Trustees, the President shall preside at all meetings of the shareholders and of the Trustees. Unless the Trustees otherwise provide, the President shall be the chief executive officer.

3.6 Treasurer. Unless the Trustees shall provide otherwise, the Treasurer shall be the chief financial and accounting officer of the Trust, and shall, subject to the provisions of the Declaration of Trust and to any arrangement made by the Trustees with a custodian, investment adviser or manager, or transfer, shareholder servicing or similar agent, be in charge of the valuable papers, books of account and accounting records of the Trust, and shall have such other duties and powers as may be designated from time to time by the Trustees or by the President. The chief accounting officer of the Trust shall be elected by the Trustees and shall have tenure as provided in Paragraph 3.3 of these Bylaws.

3.7 Clerk. The Clerk shall record all proceedings of the shareholders and the Trustees in books to be kept therefor, which books or a copy thereof shall be kept at the principal office of the Trust. In the absence of the Clerk from any meeting of the shareholders or Trustees, an

Assistant Clerk, or if there be none or if he or she is absent, a temporary Clerk chosen at such meeting shall record the proceedings thereof in the aforesaid books.

3.8 Resignations and Removals. Any Trustee or officer may resign at any time by written instrument signed by him or her and delivered to the Chairman of the Trustees, the President or the Clerk or to a meeting of the Trustees. Such resignation shall be effective upon receipt unless specified to be effective at some other time. The Trustees may remove any officer elected by them with or without cause. Except to the extent expressly provided in a written agreement with the Trust, no Trustee or officer resigning and no officer removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal.

ARTICLE 4
Committees

4.1 Quorum; Voting. A majority of the members of any Committee of the Trustees shall constitute a quorum for the transaction of business, and any action of such a Committee may be taken at a meeting by a vote of a majority of the members present (a quorum being present) or evidenced by one or more writings signed by such a majority. Members of a Committee may participate in a meeting of such Committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.

ARTICLE 5
Reports

5.1 General. The Trustees and officers shall render reports at the time and in the manner required by the Declaration of Trust or any applicable law. Officers and Committees shall render such additional reports as they may deem desirable or as may from time to time be required by the Trustees.

ARTICLE 6
Fiscal Year

6.1 General. Except as from time to time otherwise provided by the Trustees, the initial fiscal year of the Trust shall end on such date as is determined in advance or in arrears by the Treasurer, and subsequent fiscal years shall end on such date in subsequent years.

ARTICLE 7
Seal

7.1 General. The seal of the Trust shall consist of a flat-faced die with the word "Massachusetts", together with the name of the Trust and the year of its organization cut or engraved thereon but, unless otherwise required by the Trustees, the seal shall not be necessary to be placed on, and its absence shall not impair the validity of, any document, instrument or other paper executed and delivered by or on behalf of the Trust.

ARTICLE 8
Execution of Papers

8.1 General. Except as the Trustees may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, contracts, notes and other obligations made by the Trustees shall be signed by the President, Vice Chairman, a Vice President or the Treasurer and need not bear the seal of the Trust.

ARTICLE 9
Issuance of Shares and Share Certificates

9.1 Sale of Shares. Except as otherwise determined by the Trustees, the Trust will issue and sell for cash or securities from time to time, full and fractional shares of its shares of beneficial interest, such shares to be issued and sold at a price of not less than the par value per share, if any, and not less than the net asset value per share, if any, as from time to time determined in accordance with the Declaration of Trust and these Bylaws and, in the case of fractional shares, at a proportionate reduction in such price. In the case of shares sold for securities, such securities shall be valued in accordance with the provisions for determining the value of the assets of the Trust as stated in the Declaration of Trust and these Bylaws. The officers of the Trust are severally authorized to take all such actions as may be necessary or desirable to carry out this Paragraph 9.1.

9.2 Share Certificates. In lieu of issuing certificates for shares, the Trustees or the transfer agent may either issue receipts therefor or may keep accounts upon the books of the Trust for the record holders of such shares, who shall in either case be deemed, for all purposes hereunder, to be the holders of certificates for such shares as if they had accepted such certificates and shall be held to have expressly assented and agreed to the terms hereof.

The Trustees may at any time authorize the issuance of share certificates. In that event, each shareholder shall be entitled to a certificate stating the number of shares owned by him or her, in such form as shall be prescribed from time to time by the Trustees. Such certificate shall be signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer. Such signatures may be facsimile if the certificate is signed by a transfer agent or by a registrar. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall cease to be such officer before such certificate is issued, it may be issued by the Trust with the same effect as if he or she were such officer at the time of its issue.

9.3 Loss of Certificates. The transfer agent of the Trust, with the approval of any two officers of the Trust, is authorized to issue and countersign replacement certificates for the shares of the Trust which have been lost, stolen or destroyed upon (i) receipt of an affidavit or affidavits of loss or non-receipt and of an indemnity agreement executed by the registered holder or his or her legal representative and supported by an open penalty surety bond, said agreement and said bond in all cases to be in form and content satisfactory to and approved by the President or the Treasurer, or (ii) receipt of such other documents as may be approved by the Trustees.

9.4 Issuance of New Certificate to Pledgee. A pledgee of shares transferred as collateral security shall be entitled to a new certificate if the instrument of transfer substantially describes the debt or duty that is intended to be secured thereby. Such new certificate shall express on its face that it is held as collateral security, and the name of the pledgor shall be stated thereon, who alone shall be liable as a shareholder and entitled to vote thereon.

9.5 Discontinuance of Issuance of Certificates. The Trustees may at any time discontinue the issuance of share certificates and may, by written notice to each shareholder, require the surrender of share certificates to the Trust for cancellation. Such surrender and cancellation shall not affect the ownership of shares in the Trust.

ARTICLE 10
Provisions Relating to the Conduct of the Trust's Business

10.1 Certain Definitions. When used herein the following words shall have the following meanings: "Distributor" shall mean any one or more corporations, firms or associations which have distributor's or principal underwriter's contracts in effect with the Trust. "Manager" shall mean any corporation, firm or association which may at the time have an advisory or management contract with the Trust.

10.2 Limitations on Dealings with Officers or Trustees. The Trust will not lend any of its assets to the Distributor or Manager or to any officer or director of the Distributor or Manager or any officer or Trustee of the Trust, and shall not permit any officer or Trustee of the Trust or any officer or director of the Distributor or Manager to deal for or on behalf of the Trust with himself or herself as principal or agent, or with any partnership, association or corporation in which he or she has a financial interest; provided that the foregoing provisions shall not prevent (a) officers and Trustees of the Trust or officers and directors of the Distributor or Manager from buying, holding or selling shares in the Trust or from being partners, officers or directors or otherwise financially interested in the Distributor or the Manager; (b) purchases or sales of securities or other property if such transaction is permitted by or is exempt or exempted from the provisions of the Investment Company Act of 1940 or any Rule or Regulation thereunder, all as amended from time to time, and if such transaction does not involve any commission or profit to any security dealer who is, or one or more of whose partners, shareholders, officers or directors is, an officer or Trustee of the Trust or an officer or director of the Distributor or Manager; (c) employment of legal counsel, registrar, transfer agent, shareholder servicing agent, dividend disbursing agent or custodian who is, or has a partner, shareholder, officer or director who is, an officer or Trustee of the Trust or an officer or director of the Distributor or Manager; and (d) sharing statistical, research, legal and management expenses and office hire and expenses with any other investment company in which an officer or Trustee of the Trust or an officer or director of the Distributor or Manager is an officer or director or otherwise financially interested.

10.3 Securities and Cash of the Trust to be held by Custodian Subject to Certain Terms and Conditions.

(a) All securities and cash owned by the Trust shall be held by or deposited with one or more banks or trust companies having (according to its last published report) not less than $5,000,000 aggregate capital, surplus and undivided profits (any such bank or trust company being hereby designated as "Custodian"), provided such a Custodian can be found ready and willing to act; subject to such rules, regulations and orders, if any, as the Securities and

Exchange Commission may adopt, the Trust may, or may permit any Custodian to, deposit all or any part of the securities owned by the Trust in a system for the central handling of securities pursuant to which all securities of any particular class or series of any issue deposited within the system may be transferred or pledged by bookkeeping entry, without physical delivery. The Custodian may appoint, subject to the approval of the Trustees, one or more subcustodians.

(b) The Trust shall enter into a written contract with each Custodian regarding the powers, duties and compensation of such Custodian with respect to the cash and securities of the Trust held by such Custodian. Said contract and all amendments thereto shall be approved by the Trustees.

(c) The Trust shall upon the resignation or inability to serve of any Custodian or upon change of any Custodian:

(i) in case of such resignation or inability to serve, use its best efforts to obtain a successor Custodian;

(ii) require that the cash and securities owned by the Trust be delivered directly to the successor Custodian; and

(iii) in the event that no successor Custodian can be found, submit to the shareholders, before permitting delivery of the cash and securities owned by the Trust otherwise than to a successor Custodian, the question whether the Trust shall be liquidated or shall function without a Custodian.

10.4 Reports to Shareholders. The Trust shall send to each shareholder of record at least semi-annually a statement of the condition of the Trust and of the results of its operations, containing all information required by applicable laws or regulations.

10.5 Valuation of Assets. In valuing the portfolio investments of the Trust, securities for which market quotations are readily available shall be valued at prices which, in the opinion of the Trustees or the person designated by the Trustees to make the determination, most nearly represent the market value of such securities, and other securities and assets shall be valued at their fair value as determined by or pursuant to the direction of the Trustees, which in the case of debt obligations, commercial paper and repurchase agreements may, but need not, be on the basis of yields for securities of comparable maturity, quality and type, or on the basis of amortized cost. Expenses and liabilities of the Trust shall be accrued each day. Liabilities may include such reserves for taxes, estimated accrued expenses and contingencies as the Trustees or their designates may in their sole discretion deem fair and reasonable under the circumstances. No accruals shall be made in respect of taxes on unrealized appreciation of securities owned unless the Trustees shall otherwise determine.

ARTICLE 11
Shareholders

11.1 Annual Meeting. The annual meeting of the shareholders of the Trust shall be held on the last Friday in April in each year or on such other day as may be fixed by the Trustees. The meeting shall be held at such time as the Chairman of the Trustees or the Trustees may fix in

the notice of the meeting or otherwise. Purposes for which an annual meeting is to be held, additional to those prescribed by law or these Bylaws, may be specified by the Chairman of the Trustees or by the Trustees.

11.2 Record Dates. For the purpose of determining the shareholders of any series or class of shares of the Trust who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to receive payment of any dividend or of any other distribution, the Trustees may from time to time fix a time, which shall be not more than 90 days before the date of any meeting of shareholders or more than 60 days before the date of payment of any dividend or of any other distribution, as the record date for determining the shareholders of such series or class having the right to notice of and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution, and in such case only shareholders of record on such record date shall have such right notwithstanding any transfer of shares on the books of the Trust after the record date; or without fixing such record date the Trustees may for any such purposes close the register or transfer books for all or part of such period.

11.3 Proxies. The placing of a shareholder's name on a proxy pursuant to telephone or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such shareholder shall constitute execution of such proxy by or on behalf of such shareholder.

ARTICLE 12
Shares of Beneficial Interest

12. The Trust has an unlimited number of Common Shares, without par value, which may be issued from time to time by the Trustees of the Trust. The Trust also has a class of 6,000 preferred shares, without par value, which may be issued by the Trustees from time to time in one or more series.

12.1 Statement Creating Three Series of Remarketed Preferred® Shares.

There are three series of Remarketed Preferred® Shares.

PART I
DESIGNATION

SERIES A: A series of 800 shares of preferred shares, without par value, liquidation preference $50,000 per share plus accumulated but unpaid dividends, if any, thereon (whether or not earned or declared), is hereby designated "Remarketed Preferred Shares, Series A" and is referred to below as "Series A RP®". Each share of Series A RP shall be issued on a date to be determined by the Trustees, by any duly authorized committee thereof or by any of the President, the Vice Chairman, any Executive Vice President or the Treasurer of the Trust; have such initial dividend rate as shall be determined in advance of the issuance thereof by the Trustees, by any duly authorized committee thereof or by any of the President, the Vice Chairman, any Executive Vice President or the Treasurer of the Trust; have an Initial Dividend Period and an Initial

® Registered trademark of Merrill Lynch & Co., Inc.

Dividend Payment Date to be determined by the Trustees of the Trust, by a duly authorized committee thereof or by any of the President, the Vice Chairman, any Executive Vice President or the Treasurer of the Trust; be redeemed (unless such share shall have been otherwise redeemed pursuant to paragraph 4 of Part I of this Section 12.1 by the Trust on a date to be determined by the Trustees of the Trust) at the option of the Trust at a redemption price of $50,000 per share plus accumulated but unpaid dividends to the date fixed for redemption (whether or not earned or declared) plus the premium, if any, resulting from the designation of a Premium Call Period; and have such other preferences, limitations and relative voting rights, in addition to those required by applicable law or set forth in the Trust's Declaration of Trust applicable to preferred shares of the Trust, as are set forth in Part I and Part II of this Section 12.1. Series A RP shall constitute a separate series of preferred shares of the Trust, and each share of Series A RP shall be identical except as provided in paragraph 4 of this Part I of this Section 12.1.

SERIES B: A series of 1,620 shares of preferred shares, without par value, liquidation preference $25,000 per share plus accumulated but unpaid dividends, if any, thereon (whether or not earned or declared), is hereby designated "Remarketed Preferred Shares, Series B" and is referred to below as "Series B RP". Each share of Series B RP shall be issued on a date to be determined by the Trustees, by any duly authorized committee thereof or by any of the President, the Vice Chairman, any Executive Vice President or the Treasurer of the Trust; have such initial dividend rate as shall be determined in advance of the issuance thereof by the Trustees, by any duly authorized committee thereof or by any of the President, the Vice Chairman, any Executive Vice President or the Treasurer of the Trust; have an Initial Dividend Period and an Initial Dividend Payment Date to be determined by the Trustees of the Trust, by a duly authorized committee thereof or by any of the President, the Vice Chairman, any Executive Vice President or the Treasurer of the Trust; be redeemed (unless such share shall have been otherwise redeemed pursuant to paragraph 4 of Part I of this Section 12.1 by the Trust on a date to be determined by the Trustees of the Trust) at the option of the Trust at a redemption price of $25,000 per share plus accumulated but unpaid dividends to the date fixed for redemption (whether or not earned or declared) plus the premium, if any, resulting from the designation of a Premium Call Period; and have such other preferences, limitations and relative voting rights, in addition to those required by applicable law or set forth in the Trust's Declaration of Trust applicable to preferred shares of the Trust, as are set forth in Part I and Part II of this Section 12.1. Series B RP shall constitute a separate series of preferred shares of the Trust, and each share of Series B RP shall be identical except as provided in paragraph 4 of this Part I of this Section 12.1.

SERIES C: A series of 1,620 shares of preferred shares, without par value, liquidation preference $25,000 per share plus accumulated but unpaid dividends, if any, thereon (whether or not earned or declared), is hereby designated "Remarketed Preferred Shares, Series C" and is referred to below as "Series C RP". Each share of Series C RP shall be issued on a date to be determined by the Trustees, by any duly authorized committee thereof or by any of the President, the Vice Chairman, any Executive Vice President or the Treasurer of the Trust; have such initial dividend rate as shall be determined in advance of the issuance thereof by the Trustees, by any duly authorized committee thereof or by any of the President, the Vice Chairman, any Executive Vice President or the Treasurer of the Trust; have an Initial Dividend Period and an Initial Dividend Payment Date to be determined by the Trustees of the Trust, by a duly authorized committee thereof or by any of the President, the Vice Chairman, any Executive Vice President or the Treasurer of the Trust; be redeemed (unless such share shall have been otherwise redeemed pursuant to paragraph 4 of Part I of this Section 12.1 by the Trust on a date to be determined by the Trustees of the Trust) at the option of the Trust at a redemption price of $25,000 per share plus accumulated but unpaid dividends to the date fixed for redemption (whether or not earned or declared) plus the premium, if any, resulting from the designation of a Premium Call Period; and have such other preferences, limitations and relative voting rights, in addition to those required by applicable law or set forth in the Trust's Declaration of Trust applicable to preferred shares of the Trust, as are set forth in Part I and Part II of this Section 12.1. Series C RP shall constitute a separate series of preferred shares of the Trust, and each share of Series C RP shall be identical except as provided in paragraph 4 of this Part I of this Section 12.1.

1. Definitions. Unless the context or use indicates another or different meaning or intent, in this Section 12.1 the following terms have the following meanings, whether used in the singular or plural:

"'AA' Composite Commercial Paper Rate," on any date of determination, means (i) the Interest Equivalent of the rate on commercial paper placed on behalf of issuers whose corporate bonds are rated "AA" by S&P or "Aa" by Moody's or the equivalent of such rating by another nationally recognized rating agency, as such rate is made available on a discount basis or otherwise by the Federal Reserve Bank of New York for the Business Day immediately preceding such date, or (ii) in the event that the Federal Reserve Bank of New York does not make available such a rate, then the arithmetic average of the Interest Equivalent of the rate on commercial paper placed on behalf of such issuers, as quoted on a discount basis or otherwise by the Commercial Paper Dealers to the Remarketing Agents for the close of business on the Business Day immediately preceding such date. If one of the Commercial Paper Dealers does not quote a rate required to determine the "AA" Composite Commercial Paper Rate, the "AA" Composite Commercial Paper Rate will be determined on the basis of the quotation or quotations furnished by any Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers selected by the Trust to provide such rate or rates not being supplied by the Commercial Paper Dealer. If the number of Dividend Period days (in each case determined without regard to any adjustment in the length of a Dividend Period or in the remarketing schedule in respect of non-Business Days, as provided herein) shall be (i) 7 or more days but fewer than 49 days, such rate shall be the Interest Equivalent of the 30-day rate on such commercial paper; (ii) 49 or more days but fewer than 70 days, such rate shall be the Interest Equivalent of the 60-day rate on such commercial paper; (iii) 70 or more days but fewer than 85 days, such rate shall be the arithmetic average of the Interest Equivalent of the 60-day and 90-day rates on such commercial paper; (iv) 85 or more days but fewer than 99 days, such rate shall be the Interest Equivalent of the 90-day rate on such commercial paper; (v) 99 or more days but fewer than 120 days, such rate shall be the arithmetic average of the Interest Equivalent of the 90-day and 120-day rates on such commercial paper; (vi) 120 or more days but fewer than 141 days, such rate shall be the Interest Equivalent of the 120-day rate on such commercial paper; (vii) 141 or more days but fewer than 162 days, such rate shall be the arithmetic average of the Interest Equivalent of the 120-day and 180-day rates on such commercial paper; and (viii) 162 or more days but fewer than 183 days, such rate shall be the Interest Equivalent of the 180-day rate on such commercial paper.

"Accountant's Confirmation" has the meaning set forth in paragraph 8(g) of this Part I of Section 12.1.

"Additional Dividend" has the meaning set forth in paragraph 3(k) of this Part I of Section 12.1.

"Adviser" means the Trust's investment manager which is Putnam Investment Management, Inc.

"Agent Member" means a member of the Securities Depository that will maintain records for a Beneficial Owner of one or more shares of RP.

"Alternate Treasury Bill Rate" has the meaning set forth under "U.S. Treasury Bill Rate" below.

"Alternate Treasury Note Rate" has the meaning set forth under "U.S. Treasury Note Rate" below.

"Anticipation Notes" shall mean the following Municipal Bonds: revenue anticipation notes, tax anticipation notes, tax and revenue anticipation notes, grant anticipation notes and bond anticipation notes.

"Applicable Dividend Rate" means, with respect to the Initial Dividend Period, the rate of dividend per annum established by the Trustees, by a duly authorized committee thereof or by any of the President, the Vice Chairman, any Executive Vice President or the Treasurer of the Trust and, for each subsequent Dividend Period, means the rate of dividend per annum that (i) except for a Dividend Period commencing during a Non-Payment Period, will be equal to the lower of the rate of dividend per annum that the Remarketing Agents advise results on the Remarketing Date preceding the first day of such Dividend Period from implementation of the remarketing procedures set forth in Part II hereof and the Maximum Dividend Rate or (ii) for each Dividend Period commencing during a Non-Payment Period, will be equal to the Non-Payment Period Rate.

"Applicable Percentage" has the meaning set forth under "Maximum Dividend Rate" below.

"Authorized Newspaper" means a newspaper of general circulation in the English language generally published on Business Days in The City of New York.

"Beneficial Owner" means a person that is listed as the beneficial owner of one or more shares of RP in the records of the Paying Agent or, with respect to any share of RP not registered in the name of the Securities Depository on the share transfer books of the Trust, the person in whose name such share is so registered.

"Business Day" means a day on which the New York Stock Exchange, Inc. is open for trading, and which is not a day on which banks in The City of New York are authorized or obligated by law to close.

"By-laws" means these Amended and Restated By-laws of the Trust.

"Closing Transactions" has the meaning set forth in paragraph 12(a) of this Part I of Section 12.1.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Commercial Paper Dealers" means Merrill Lynch, Pierce, Fenner & Smith Incorporated and such other commercial paper dealer or dealers as the Trust may from time to time appoint, or, in lieu of any thereof, their respective affiliates or successors.

"Common Shares" means the common shares of beneficial interest, without par value, of the Trust.

"Date of Original Issue" means, with respect to any share of RP, the date on which the Trust originally issues such share.

"Declaration of Trust" means the Agreement and Declaration of Trust dated April 1, 1993 of the Trust on file with the Secretary of State of The Commonwealth of Massachusetts.

"Deposit Securities" means cash and Municipal Bonds rated at least AAA, A-l + or SP-1+ by S&P.

"Discounted Value" means (i) with respect to an S&P Eligible Asset, the quotient of the Market Value thereof divided by the applicable S&P Discount Factor and (ii) with respect to a Moody's Eligible Asset, the lower of par and the quotient of the Market Value thereof divided by the applicable Moody's Discount Factor.

"Dividend Payment Date," with respect to RP, means, (i) with respect to the Initial Dividend Period for RP, the Initial Dividend Payment Date; (ii) with respect to any 7-day Dividend Period (in the case of Series B RP and Series C RP) or 28-day Dividend Period (in the case of Series A RP) and any Short Term Dividend Period of 35 or fewer days, the day next succeeding the last day thereof; and (iii) with respect to any Short Term Dividend Period of more than 35 days and with respect to any Long Term Dividend Period, the first Business Day of each calendar month during such Short Term Dividend Period or Long Term Dividend Period and the day next succeeding the last day of such period (each such date referred to in clause (i), (ii) or (iii) being herein referred to as a "Normal Dividend Payment Date"), except that if such Normal Dividend Payment Date is not a Business Day, then (a) the Dividend Payment Date shall be the first Business Day next succeeding such Normal Dividend Payment Date if such Normal Dividend Payment Date is a Monday, Tuesday, Wednesday or Thursday, or (b) the Dividend Payment Date shall be the first Business Day next preceding such Normal Dividend Payment Date if such Normal Dividend Payment Date is a Friday, and in each case the length of the current Dividend Period will be adjusted accordingly, if necessary. If, however, in the case of clause (b) in the preceding sentence, the Securities Depository shall make available to its participants and members in funds immediately available in New York City on Dividend Payment Dates the amount due as dividends on such Dividend Payment Dates (and the Securities Depository shall have so advised the Trust), and if the Normal Dividend Payment Date is not a Business Day, then the Dividend Payment Date shall be the next succeeding Business Day and the length of the current Dividend Period will be adjusted accordingly, if necessary. Although any particular Dividend Payment Date may not occur on the originally scheduled date because of the exceptions discussed above, the next succeeding Dividend Payment Date, subject to such exceptions, will occur on the next following originally scheduled date, and in each case the length of the next succeeding Dividend Period will be adjusted accordingly, if necessary. If for any reason a Dividend Payment Date cannot be fixed as described above, then the Trustees shall fix the Dividend Payment Date and the length of the current Dividend Period will be adjusted accordingly, if necessary. The Initial Dividend Period, 7-day Dividend Periods (in the case of Series B RP and Series C RP), 28-day Dividend Periods (in the case of Series A RP) and Special Dividend Periods are hereinafter sometimes referred to as "Dividend Periods." Each dividend payment date determined as provided above is hereinafter referred to as a "Dividend Payment Date."

"Dividend Period" means with respect to any share of RP, the Initial Dividend Period for such share and thereafter a period which shall commence on each (but not the final) Dividend Payment Date for such share; provided, however, that any Dividend Payment Date occurring after commencement of and during a Special Dividend Period of more than 35 days, other than the last Dividend Payment Date during such Dividend Period, will not give rise to a new Dividend Period. Subject to the adjustment of Dividend Payment Dates as provided elsewhere herein, each such subsequent Dividend Period for such share will be comprised of, beginning with and including the day upon which it commences, 7 consecutive days (in the case of Series B RP and Series C RP) or 28 consecutive days (in the case of Series A RP); or in the case of a Special Dividend Period, the number of consecutive days as shall be specified by the Trustees in accordance with the provisions set forth in paragraph 3(j) of this Part I at the time the Trustees designate a Special Dividend Period. Notwithstanding the foregoing, the Dividend Periods for each of Series A RP, Series B RP and Series C RP will never be co-extensive with the Dividend Period of any other series of RP unless the Trust has received an opinion of tax counsel that having such co-extensive periods will not affect the tax opinion relating to the deductibility of dividends paid on the different series of RP. Further, any adjustment of the remarketing schedule or the length of a Dividend Period as provided herein shall also cause an adjustment of the relevant Settlement Date, if necessary, so that such Settlement Date will be the first day of the next Dividend Period.

"Forward Commitments" shall have the meaning specified in paragraph 12(c) of this Part I of Section 12.1.

"Gross-Up Tax Rate" has the meaning set forth in paragraph 3(k) of this Part I of Section 12.1.

"Holder" means, with respect to any share of RP, the person whose name appears on the share transfer books of the Trust as the registered holder of such share.

"Independent Accountant" means a nationally recognized accountant, or firm of accountants, that is, with respect to the Trust, an independent public accountant or firm of independent public accountants under the Securities Act of 1933, as amended.

"Initial Dividend Payment Date" means August 30, 1993 with respect to Series A RP, July 29, 1997 with respect to Series B RP and August 1, 1997 with respect to Series C RP.

"Initial Dividend Period" means, with respect to RP, the period commencing on and including the Date of Original Issue of such RP and ending on and including the day prior to the Initial Dividend Payment Date for such RP.

"Initial Margin" means the amount of cash or securities deposited with a broker as a margin payment at the time of purchase or sale of a futures contract or an option thereon.

"Interest Equivalent" means a yield on a 360-day basis of a discount basis security which is equal to the yield on an equivalent interest-bearing security.

"Kenny Index" has the meaning set forth under "Taxable Equivalent of the Short-Term Municipal Bond Rate."

"Long Term Dividend Period" means a Special Dividend Period consisting of a specified period of one whole year or more but not greater than five years.

"Mandatory Redemption Price" means $25,000 per share of Series B RP and Series C RP, or $50,000 per share of Series A RP, plus in the case of each series of RP an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) to the date fixed for redemption.

"Marginal Tax Rate" means the maximum marginal regular Federal individual income tax rate applicable to ordinary income or the maximum marginal regular Federal corporate income tax rate, whichever is greater.

"Market Value" of any asset of the Trust means the market value thereof determined by the Pricing Service. The Market Value of any asset shall include any interest accrued thereon. The Pricing Service shall value portfolio securities at the mean between the quoted bid and asked price or the yield equivalent when quotations are readily available. Securities for which quotations are not readily available shall be valued at fair value as determined by the Pricing Service using methods which include consideration of: yields or prices of municipal bonds of comparable quality, type of issue, coupon, maturity and rating; indications as to value from dealers; and general market conditions. The Pricing Service may employ electronic data processing techniques and/or a matrix system to determine valuations. In the event the Pricing Service is unable to value a security, the security shall be valued at the lower of two dealer bids obtained by the Trust from dealers who are members of the National Association of Securities Dealers, Inc. and make a market in the security, at least one of which shall be in writing. Futures contracts and options are valued at closing prices for such instruments established by the exchange or board of trade on which they are traded, or if market quotations are not readily available, are valued at fair value on a consistent basis using methods determined in good faith by the Trustees.

"Maximum Dividend Rate" for any Dividend Period shall be the Applicable Percentage of the Reference Rate determined as of the relevant Remarketing Date or the Date of Original Issue, as the case may be, for such RP. The Applicable Percentage on any date will be determined based on (i) the lower of the credit rating or ratings assigned on such date to shares of such RP by Moody's and S&P (or if Moody's or S&P or both shall not make such rating available, the equivalent of either or both of such ratings by a Substitute Rating Agency or two Substitute Rating Agencies or, in the event that only one such rating shall be available, such rating) and (ii) whether the Trust has provided to the Remarketing Agents prior to the Remarketing establishing the Applicable Dividend Rate notification pursuant to paragraph 3(m) of this Part I of Section 12.1 that net capital gain or other income subject to regular Federal income tax will be included in a dividend on shares of such RP during such Dividend Period as follows:

		Applicable	Applicable
Credit Ratings		Percentage of	Percentage of
		Reference Rate –	Reference Rate
Moody's	S&P	No Notification	- Notification

"aa3" or higher	AA-or higher	110%	150%
"a3" to "a1"	A- to A+	125%	160%
"baa3" to "baa1"	BBB- to BBB+	150%	250%
Below "baa3"	Below BBB-	200%	275%

The Remarketing Agents shall round each applicable Maximum Dividend Rate to the nearest one-thousandth (0.001) of one percent per annum, with any such number ending in five ten-thousandths (0.0005) of one percent being rounded upwards to the nearest one-thousandth (0.001) of one percent. The Remarketing Agents shall not round the Reference Rate as part of their calculation of any Maximum Dividend Rate.

"Maximum Potential Additional Dividend Liability," as of any Valuation Date, means the aggregate amount of Additional Dividends that would be payable with respect to RP if the Trust were to make Retroactive Taxable Allocations, with respect to any fiscal year, estimated based upon dividends paid and the amount of undistributed realized net capital gain and other income subject to regular Federal income tax earned by the Trust, as of the end of the calendar month immediately preceding such Valuation Date and assuming such Additional Dividends are fully taxable.

"Moody's" means Moody's Investors Service, Inc. or its successors.

"Moody's Discount Factor" means, for purposes of determining the Discounted Value of any Municipal Bond which constitutes a Moody's Eligible Asset, the percentage determined by reference to (a) the rating by Moody's or S&P on such Bond and (b) the Moody's Exposure Period, in accordance with the table set forth below:

		Rating Category

Moody's Exposure Period		Aaa*	Aa*	A*	Baa*	Other**	VMIG-1***	SP-1+****
7	weeks or less	151%	159%	168%	202%	229%	136%	148%
8	weeks or less but
greater than 7 weeks		154	164	173	205	235	137	149
9	weeks or less but
greater than 8 weeks		158	169	179	209	242	138	150

* Moody's rating.

** Municipal Bonds not rated by Moody's but rated BBB-, BBB or BBB+ by S&P.

*** Municipal Bonds rated MIG-1, VMIG-1 or P-1 by Moody's which do not mature or have a demand feature at par exercisable within the Moody's Exposure Period and which do not have a long-term rating. For the purpose of the definition of Moody's Eligible Assets, these securities will have an assumed rating of 'A' by Moody's.

**** Municipal Bonds rated SP-1+ or A-l+ by S&P which do not mature or have a demand feature at par exercisable within the Moody's Exposure Period and which do not have a long-term rating. For the purposes of the definition of Moody's Eligible Assets, these securities will have an assumed rating of 'A' by Moody's.

Notwithstanding the foregoing, (i) no Moody's Discount Factor will be applied to short-term Municipal Bonds, so long as such Municipal Bonds are rated at least MIG-1, VMIG-1 or P-1 by Moody's and mature or have a demand feature at par exercisable within the Moody's Exposure Period, and the Moody's Discount Factor for such Bonds will be 125% if such Bonds are not rated by Moody's but are rated A-1+ or SP-1+ or AA by S&P and mature or have a demand feature at par exercisable within the Moody's Exposure Period, and (ii) no Moody's Discount Factor will be applied to cash or to Receivables for Municipal Bonds Sold.

"Receivables for Municipal Bonds Sold," for purposes of calculating Moody's Eligible Assets as of any Valuation Date, means the aggregate of the following: (i) the book value of receivables for Municipal Bonds sold as of or prior to such Valuation Date if such receivables are due within five Business Days of such Valuation Date, and if the trades which generated such receivables are (x) settled through clearing house firms with respect to which the Trust has received prior written authorization from Moody's or (y) with counterparties having a Moody's long-term debt rating of at least Baa3; and (ii) the Discounted Value of Municipal Bonds sold (applying the relevant Moody's Discount Factor to such Bonds) as of or prior to such Valuation Date which generated such receivables, if such receivables are due within five Business Days of such Valuation Date but do not comply with either of conditions (x) or (y) of the preceding clause (i).

"Moody's Eligible Asset" means cash, Receivables for Municipal Bonds Sold, a short-term Municipal Bond rated VMIG-1, MIG-1 or P-1 by Moody's or SP-1+ or A-l+ by S&P or a Municipal Bond that (i) pays interest in cash; (ii) is publicly rated Baa or higher by Moody's or, if not rated by Moody's but rated by S&P, is rated at least BBB- by S&P (provided that, for purposes of determining the Moody's Discount Factor applicable to any such S&P-rated Municipal Bond, such Municipal Bond (excluding any short-term Municipal Bond and any Municipal Bond rated BBB-, BBB or BBB+) will be deemed to have a Moody's rating which is one full rating category lower than its S&P rating); (iii) does not have its Moody's rating suspended by Moody's; and (iv) is part of an issue of Municipal Bonds of at least $10,000,000.

In addition, Municipal Bonds in the Trust's portfolio will be included as Moody's Eligible Assets only to the extent they meet the following diversification requirements:

	Minimum	Maximum	Maximum State
	Issue Size	Underlying	or Territory
Rating	($ Millions)	Obligor (%)(1)	Concentration (%)(1)(3)

Aaa	10	100	100

Aa	10	20	60

A	10	10	40

Baa	10	6	20

Other(2)	10	4	12

(1) The referenced percentages represent maximum cumulative totals for the related rating category and each lower rating category.

(2) Municipal Bonds not rated by Moody's but rated BBB-, BBB or BBB+ by S&P.

(3) Territorial bonds (other than those issued by Puerto Rico and counted collectively) of any territory are limited to 10% of Moody's Eligible Assets.

For purposes of the maximum underlying obligor requirement described above, any such Bond backed by a guaranty, letter of credit or insurance issued by a third party will be deemed to be issued by such third party if the issuance of such third party credit is the sole determinant of the rating on such Bond.

When the Trust sells a Municipal Bond and agrees to repurchase it at a future date, such Bond will constitute a Moody's Eligible Asset and the amount the Trust is required to pay upon repurchase of such Bond will count as a liability for purposes of calculating the RP Basic Maintenance Amount. When the Trust purchases a Municipal Bond and agrees to sell it at a future date to another party, cash receivable by the Trust in connection therewith will constitute a Moody's Eligible Asset if the long-term debt of such other party is rated at least A2 by Moody's and such agreement has a term of 30 days or less; otherwise such Bond will constitute a Moody's Eligible Asset.

Notwithstanding the foregoing, an asset will not be considered a Moody's Eligible Asset if it is (i) held in a margin account, (ii) subject to any material lien, mortgage, pledge, security interest or security agreement of any kind, (iii) held for the purchase of a security pursuant to a Forward Commitment or (iv) irrevocably deposited by the Trust for the payment of dividends or redemption.

"Moody's Exposure Period" means the period commencing on and including a given Valuation Date and ending 48 days thereafter.

"Moody's Hedging Transaction" has the meaning set forth in paragraph 12(b) of this Part I of Section 12.1.

"Moody's Volatility Factor" means 272% as long as there has not been enacted an increase to the Marginal Tax Rate. If an increase is enacted to the Marginal Tax Rate but not yet implemented, the Moody's Volatility Factor shall be as follows:

% Change in	Moody's Volatility
Marginal Tax Rate	Factor

< 5%	292%
> 5% but < 10%	313%
> 10% but < 15%	338%
> 15% but < 20%	364%
> 20% but < 25%	396%
> 25% but < 30%	432%
> 30% but < 35%	472%
> 35% but < 40%	520%

Notwithstanding the foregoing, the Moody's Volatility Factor may mean such other potential dividend rate increase factor as Moody's advises the Trust in writing is applicable.

"Municipal Bonds" means obligations issued by or on behalf of states, territories and possessions of the United States and the District of Columbia and their political subdivisions, agencies and instrumentalities, the interest on which, in the opinion of bond counsel or other counsel to the issuer of such securities, is at the time of issuance not includable in gross income for Federal income tax purposes.

"Municipal Index" has the meaning set forth in paragraph 12(a) of this Part I of Section 12.1.

"1940 Act" means the Investment Company Act of 1940, as amended from time to time.

"1940 Act Cure Date," with respect to the failure by the Trust to maintain the 1940 Act RP Asset Coverage (as required by paragraph 7 of this Part I of Section 12.1) as of the last Business Day of each month, means the last Business Day of the following month.

"1940 Act RP Asset Coverage" means asset coverage, as defined in section 18(h) of the 1940 Act, of at least 200% with respect to all outstanding senior securities of the Trust which are shares, including all outstanding shares of each series of RP (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are shares of a closed-end investment company as a condition of paying dividends on its common shares).

"Non-Call Period" has the meaning described under "Specific Redemption Provisions" below.

"Non-Payment Period" with respect to any shares of RP means any period commencing on and including the day on which the Trust shall fail to (i) declare, prior to 12:00 noon, New York City time, on any Dividend Payment Date for shares of such RP, for payment on or (to the extent permitted below) within three Business Days after such Dividend Payment Date to the Holders of such shares as of 12:00 noon, New York City time, on the Business Day preceding such Dividend Payment Date, the full amount of any dividend on such shares payable on such Dividend Payment Date or (ii) deposit, irrevocably in trust, in same-day funds, with the Paying Agent by 12:00 noon, New York City time, (A) on or (to the extent permitted below) within three Business Days after any Dividend Payment Date for any shares of RP the full amount of any dividend on such shares (whether or not earned or declared) payable on such Dividend Payment Date or (B) on or (to the extent permitted below) within three Business Days after any redemption date for any shares of RP called for redemption, the Mandatory Redemption Price or Optional Redemption Price, as the case may be, and ending on and including the Business Day on which, by 12:00 noon, New York City time, all unpaid dividends and unpaid redemption prices shall have been so deposited or shall have otherwise been made available to Holders in same-day funds; provided that a Non-Payment Period shall not end during the first seven days thereof unless the Trust shall have given at least three days' written notice to the Paying Agent, the Remarketing Agents and the Securities Depository and thereafter shall not end unless the Trust shall have given at least fourteen days' written notice to the Paying Agent, the Remarketing Agents, the Securities Depository and all Holders. Any dividend on shares of RP due on any Dividend Payment Date for such shares (if, prior to 12:00 noon, New York City time, on such Dividend Payment Date, the Trust has declared such dividend payable on or within three Business Days after such Dividend Payment Date to the Holders who held such shares as of 12:00 noon, New York City time, on the Business Day preceding such Dividend Payment Date) or redemption price with respect to shares of RP not paid to Holders when due may (if such non-payment occurs because the Trust is prevented from doing so by these By-laws or applicable law) be paid pro rata to such Holders in the same form of funds by 12:00 noon, New York City time, on any of the first three Business Days after such Dividend Payment Date or due date, as the case may be, provided that such amount is accompanied by a late charge calculated for such period of non-payment at the Non-Payment Period Rate applied to the amount of such non-payment based on the actual number of days comprising such period divided by 365.

"Non-Payment Period Rate" means 200% of the applicable Reference Rate (or 275% of such rate if the Trust has provided notification to the Remarketing Agents prior to the Remarketing Date establishing the Applicable Dividend Rate for the relevant dividend pursuant to paragraph 3(m) hereof that net capital gain or other income subject to regular Federal income tax will be included in such dividend on shares of RP), provided that the Trustees shall have the authority to adjust, modify, alter or change from time to time the Non-Payment Period Rate if the Trustees determine and Moody's and S&P (or any Substitute Rating Agency in lieu of Moody's or S&P in the event either of such parties shall not rate the RP) advise the Trust in writing that such adjustment, modification, alteration or change will not adversely affect the then-current ratings of the RP.

"Normal Dividend Payment Date" has the meaning set forth under "Dividend Payment Date."

"Notice of Redemption" means any notice with respect to the redemption of shares of RP pursuant to paragraph 4 of this Part I of Section 12.1.

"Notice of Revocation" has the meaning set forth in paragraph 3(j) of this Part I of Section 12.1.

"Notice of Special Dividend Period" has the meaning set forth in paragraph 3(j) of this Part I of Section 12.1.

"Optional Redemption Price" shall mean $25,000 per share of Series B RP or Series C RP, or $50,000 per share of Series A RP, as the case may be, plus in the case of each series of RP an amount equal to accumulated but unpaid dividends (whether or not earned or declared) to the date fixed for redemption plus any applicable redemption premium per share attributable to the designation of a Premium Call Period for such share.

"Paragraph 3(a) Dividend" has the meaning set forth in paragraph 3(k) of this Part I of Section 12.1.

"Paying Agent" means Bankers Trust Company or any successor company or entity, which has entered into a Paying Agent Agreement with the Trust to act for the Trust, among other things, as the transfer agent, registrar, dividend and redemption price disbursing agent, settlement agent and agent for certain notifications in connection with the shares of RP in accordance with such agreement.

"Paying Agent Agreement" means an agreement to be entered into between the Trust and the Paying Agent.

"Preferred Shares" means the preferred shares of the Trust, and includes RP.

"Premium Call Period" has the meaning specified in "Specific Redemption Provisions," below.

"Pricing Service" means Muller Investdata Corp., or any successor company or entity, or any other entity designated from time to time by the Trustees. Notwithstanding the foregoing, the Trustees will not designate a new Pricing Service unless the Trust has received a written confirmation from Moody's and S&P that such action would not impair the ratings then assigned by Moody's and S&P to any series of RP.

"Quarterly Valuation Date" means the last Business Day of each fiscal quarter of the Trust in each fiscal year of the Trust, commencing July 31, 1993.

"Receivables for Municipal Bonds Sold" for Moody's has the meaning set forth under the definition of Moody's Discount Factor, and for S&P has the meaning set forth under the definition of S&P Discount Factor.

"Reference Rate" means: (i) with respect to a Dividend Period having 28 or fewer days, the higher of the applicable "AA" Composite Commercial Paper Rate and the Taxable Equivalent of the Short-Term Municipal Bond Rate, (ii) with respect to any Short Term

Dividend Period having more than 28 but fewer than 183 days, the applicable "AA" Composite Commercial Paper Rate, (iii) with respect to any Short Term Dividend Period having 183 or more but fewer than 365 days, the U.S. Treasury Bill Rate and (iv) with respect to any Long Term Dividend Period, the applicable U.S. Treasury Note Rate.

"Remarketing" means each periodic operation of the process for remarketing shares of RP as described in Part II of Section 12.1.

"Remarketing Agents" means Merrill Lynch, Pierce, Fenner & Smith Incorporated and any additional or successor companies or entities, if any, which have entered into an agreement with the Trust to follow the remarketing procedures for the purpose of determining the Applicable Dividend Rate.

"Remarketing Agreement" means an agreement entered into between the Trust and the Remarketing Agents with respect to Remarketing.

"Remarketing Date" means any date on which (i) each Beneficial Owner of shares of RP must provide to the Remarketing Agents irrevocable telephonic notice of intent to tender shares in a Remarketing and (ii) the Remarketing Agents (A) determine the Applicable Dividend Rate for the ensuing Dividend Period, (B) notify Holders, purchasers and tendering Beneficial Owners of shares of RP by telephone, telex or otherwise of the results of the Remarketing and (C) announce the Applicable Dividend Rate.

"Request for Special Dividend Period" has the meaning set forth in paragraph 3(j) of this Part I of Section 12.1.

"Response" has the meaning set forth in paragraph 3(j) of this Part I of Section 12.1.

"Retroactive Taxable Allocation" has the meaning set forth in paragraph 3(k) of this Part I of Section 12.1.

"Right" has the meaning set forth in paragraph 3(k) of this Part I of Section 12.1.

"RP" means, as the case may be, the Series A RP; the Series B RP; or the Series C RP; or if the context shall so indicate, all such series.

"RP Basic Maintenance Amount," as of any Valuation Date, means the dollar amount equal to (i) the sum of (A) the product of the number of shares of Series A RP outstanding on such Valuation Date multiplied by the sum of (a) $50,000 and (b) any applicable redemption premium per share attributable to the designation of a Premium Call Period; (B) the product of the number of shares of Series B RP and Series C RP outstanding on such Valuation Date multiplied by the sum of (a) $25,000 and (b) any applicable redemption premium per share of each series attributable to the designation of a Premium Call Period; (C) the aggregate amount of cash dividends (whether or not earned or declared) that will have accumulated for each series of RP outstanding, in each case, to (but not including) the end of the current Dividend Period for such series of RP that follows such Valuation Date or to (but not including) the 49th day after such Valuation Date, whichever is sooner; (D) the aggregate amount of cash dividends that would accumulate at the Maximum Dividend Rate applicable to a Dividend Period of 28 days (in the case of shares of Series A RP) and 7 days (in the case of shares of Series B RP and Series C RP) outstanding from the end of such Dividend Period through the 49th day after such Valuation Date, multiplied by the larger of the Moody's Volatility Factor and the S&P Volatility Factor, determined from time to time by Moody's and S&P, respectively (except that if such Valuation Date occurs during a Non-Payment Period, the cash dividend for purposes of calculation would accumulate at the then current Non-Payment Period Rate); (E) the amount of anticipated expenses of the Trust for the 90 days subsequent to such Valuation Date; (F) the amount of the Trust's Maximum Potential Additional Dividend Liability as of such Valuation Date; and (G) any current liabilities as of such Valuation Date to the extent not reflected in any of (i)(A) through (i)(F) (including, without limitation, any amounts due and payable by the Trust pursuant to repurchase agreements and any payables for Municipal Bonds purchased as of such Valuation Date) less (ii) either (A) the Discounted Value of any of the Trust's assets, or (B) the face value of any of the Trust's assets if such assets mature prior to or on the date of redemption of any shares of RP or payment of a liability and are either securities issued or guaranteed by the U.S. Government or, with respect to Moody's, have a rating assigned by Moody's of at least Aaa, P-l, VMIG-1 or MIG-1 and, with respect to S&P, have a rating assigned by S&P of at least AAA, SP-1+ or A-1+, in both cases irrevocably deposited by the Trust for the payment of the amount needed to redeem shares of RP subject to redemption or any of (i)(C) through (i)(G).

"RP Basic Maintenance Cure Date," with respect to the failure by the Trust to satisfy the RP Basic Maintenance Amount (as required by paragraph 8(a) of this Part I of Section 12.1) as of a given Valuation Date, means the sixth Business Day following such Valuation Date.

"RP Basic Maintenance Report" means a report signed by the President, Treasurer or any Executive Vice President or Vice President of the Trust which sets forth, as of the related Valuation Date, the assets of the Trust, the Market Value and the Discounted Value thereof (seriatim and in the aggregate), and the RP Basic Maintenance Amount.

"S&P" means Standard & Poor's Ratings Services or its successors.

"S&P Discount Factor" means, for purposes of determining the Discounted Value of any Municipal Bond which constitutes an S&P Eligible Asset, the percentage determined by reference to (a) the rating by S&P or Moody's on such Bond and (b) the S&P Exposure Period, in accordance with the table set forth below:

	Rating Category

S&P Exposure Period	AAA	AA	A	BBB

40 Business Days	190%	195%	210%	250%
22 Business Days	170	175	190	230
10 Business Days	155	160	175	215
7 Business Days	150	155	170	210
3 Business Days	130	135	150	190

Notwithstanding the foregoing, (i) the S&P Discount Factor for short-term Municipal Bonds will be 115%, so long as such Municipal Bonds are rated A-1+ or SP-1+ by S&P and mature or have a demand feature exercisable in 30 days or less, or 125% if such Municipal Bonds are not rated by S&P but are rated VMIG-1, P-l or MIG-1 by Moody's, and such short-term Municipal Bonds referred to in this clause (i) shall qualify as S&P Eligible Assets; provided, however, such short-term Municipal Bonds rated by Moody's but not rated by S&P having a demand feature exercisable in 30 days or less must be backed by a letter of credit, liquidity facility or guarantee from a bank or other financial institution having a short-term rating of at least A-1+ from S&P; and further provided that such short-term Municipal Bonds rated by Moody's but not rated by S&P may comprise no more than 50% of short-term Municipal Bonds that qualify as S&P Eligible Assets and (ii) no S&P Discount Factor will be applied to cash or to Receivables for Municipal Bonds Sold.

"Receivables for Municipal Bonds Sold," for purposes of calculating S&P Eligible Assets as of any Valuation Date, means the book value of receivables for Municipal Bonds sold as of or prior to such Valuation Date if such receivables are due within five Business Days of such Valuation Date. For purposes of the foregoing, Anticipation Notes rated SP-1+ or, if not rated by S&P, rated VMIG-1 by Moody's, whether or not they mature or have a demand feature exercisable in 30 days and which do not have a long-term rating, shall be considered to be short-term Municipal Bonds and shall qualify as S&P Eligible Assets.

"S&P Eligible Asset" means cash, Receivables for Municipal Bonds Sold or a Municipal Bond that (i) is issued by any of the 50 states, any territory or possession of the United States, the District of Columbia, and any political subdivision, instrumentality, county, city, town, village, school district or agency (such as authorities and special districts created by the states) of any of the foregoing, and certain federally sponsored agencies such as local housing authorities; (ii) is interest bearing and pays interest at least semi-annually; (iii) is payable with respect to principal and interest in United States Dollars; (iv) is publicly rated BBB or higher by S&P or, except in the case of Anticipation Notes that are grant anticipation notes or bond anticipation notes which must be rated by S&P to be included in S&P Eligible Assets, if not rated by S&P but rated by Moody's, is rated at least A by Moody's (provided that such Moody's-rated Municipal Bonds will be included in S&P Eligible Assets only to the extent the Market Value of such Municipal Bonds does not exceed 50% of the aggregate Market Value of the S&P Eligible Assets; and further provided that, for purposes of determining the S&P Discount Factor applicable to any such Moody's-rated Municipal Bond, such Municipal Bond will be deemed to have an S&P rating which is one full rating category lower than its Moody's rating); (v) is not subject to a covered call or covered put option written by the Trust; (vi) is not part of a private placement of Municipal Bonds; and (vii) is part of an issue of Municipal Bonds with an original issue size of at least $20 million or, if of an issue with an original issue size below $20 million (but in no event below $10 million), is issued by an issuer with a total of at least $50 million of securities outstanding. Notwithstanding the foregoing:

(1) Municipal Bonds of any one issuer will be considered S&P Eligible Assets only to the extent the Market Value of such Municipal Bonds does not exceed 10% of the aggregate Market Value of the S&P Eligible Assets, provided that 2% is added to the applicable S&P Discount Factor for every 1 % by which the Market Value of such Municipal Bonds exceeds 5% of the aggregate Market Value of the S&P Eligible Assets; and

(2) Municipal Bonds issued by issuers in any one state or territory will be considered S&P Eligible Assets only to the extent the Market Value of such Municipal Bonds does not exceed 20% of the aggregate Market Value of S&P Eligible Assets.

"S&P Exposure Period" means the maximum period of time following a Valuation Date, including the Valuation Date and the RP Basic Maintenance Cure Date, that the Trust has under this Section 12.1 to cure any failure to maintain, as of such Valuation Date, a Discounted Value of its portfolio at least equal to the RP Basic Maintenance Amount (as described in paragraph 8(a) of this Section 12.1) .

"S&P Hedging Transactions" has the meaning set forth in paragraph 12(a) of this Section 12.1.

"S&P Volatility Factor" means 277% or such other potential dividend rate increase factor as S&P advises the Trust in writing is applicable.

"Securities Depository" means The Depository Trust Company or any successor company or other entity selected by the Trust as securities depository of the shares of RP that agrees to follow the procedures required to be followed by such securities depository in connection with shares of RP.

"Series A RP" means the Remarketed Preferred Shares, Series A.

"Series B RP" means the Remarketed Preferred Shares, Series B.

"Series C RP" means the Remarketed Preferred Shares, Series C.

"Service" means the Internal Revenue Service.

"Settlement Date" means the first Business Day after a Remarketing Date applicable to a share of RP.

"7-day Dividend Period" means, with respect to Series B RP and Series C RP, a Dividend Period consisting of seven days.

"Short Term Dividend Period" means a Special Dividend Period consisting of a specified number of days (other than 28, in the case of Series A RP, or seven, in the case of Series B RP and Series C RP), evenly divisible by seven and not fewer than seven or more than 364.

"Special Dividend Period" means a Dividend Period consisting of (i) a specified number of days (other than 28, in the case of Series A RP, or seven, in the case of Series B RP and Series C RP), evenly divisible by seven and not fewer than seven nor more than 364 or (ii) a specified period of one whole year or more but not greater than five years (in each case subject to adjustment as provided herein). Except as otherwise provided in the definition of "Dividend Period" in this Section 12.1, the Dividend Periods for the Series A RP, Series B RP and Series C RP will never be co-extensive.

"Specific Redemption Provisions" means, with respect to a Special Dividend Period of 365 or more days, either, or any combination of, the designation of (i) a period (a "Non-Call Period") determined by the Trustees, after consultation with the Remarketing Agents, during which the shares of RP subject to such Dividend Period shall not be subject to redemption at the option of the Trust and (ii) a period (a "Premium Call Period"), consisting of a number of whole years and determined by the Trustees, after consultation with the Remarketing Agents, during each year of which the shares of RP subject to such Dividend Period shall be redeemable at the Trust's option at a price per share equal to $50,000 (in the case of Series A RP), or $25,000 (in the case of Series B RP or Series C RP), plus in the case of each series of RP accumulated but unpaid dividends plus an applicable premium, as determined by the Trustees after consultation with the Remarketing Agents.

"Substitute Commercial Paper Dealers" means such substitute commercial paper dealer or dealers as the Trust may from time to time appoint or, in lieu of any thereof, their respective affiliates or successors.

"Substitute Rating Agency" and "Substitute Rating Agencies" mean a nationally recognized statistical rating organization or two nationally recognized statistical rating organizations, respectively, selected by the Trust to act as the substitute rating agency or substitute rating agencies, as the case may be, to determine the credit ratings of the shares of RP.

"Taxable Equivalent of the Short-Term Municipal Bond Rate" on any date means 90% of the quotient of (A) the per annum rate expressed on an Interest Equivalent basis equal to the Kenny S&P 30-day High Grade Index or any comparable index based upon 30-day yield evaluations at par of bonds the interest on which is excludable for regular Federal income tax purposes under the Code of "high grade" component issuers selected by Kenny Information Systems Inc. (or any successor thereto from time to time selected by the Trust in its discretion), which component issuers shall include, without limitation, issuers of general obligation bonds but shall exclude any bonds the interest on which constitutes an item of tax preference under Section 57(a)(5) of the Code, or successor provisions, for purposes of the "alternative minimum tax," (as defined in the Code) (the "Kenny Index"), made available for the Business Day immediately preceding such date but in any event not later than 8:30 A.M., New York City time, on such date by Kenny Information Systems Inc. (or any such successor), divided by (B) 1.00 minus the Marginal Tax Rate (expressed as a decimal); provided, however, that if the Kenny Index is not made so available by 8:30 A.M., New York City time, on such date by Kenny Information Systems Inc. (or any such successor), the Taxable Equivalent of the Short-Term Municipal Bond Rate shall mean the quotient of (A) the per annum rate expressed on an Interest Equivalent basis equal to the most recent Kenny Index so made available, divided by (B) 1.00 minus the Marginal Tax Rate (expressed as a decimal). No successor to Kenny Information Systems Inc. shall be chosen without first obtaining written confirmation from Moody's and S&P that the choice of such successor would not impair the rating then assigned to any series of RP by Moody's or S&P.

"Tender and Dividend Reset" means the process pursuant to which shares of RP may be tendered in a Remarketing or held and become subject to the new Applicable Dividend Rate determined by the Remarketing Agents in such Remarketing.

"Treasury Bonds" shall have the meaning set forth in paragraph 12(a) of this Part I of Section 12.1.

"Trust" means Putnam Municipal Opportunities Trust, a Massachusetts business trust.

"28-day Dividend Period" means, with respect to Series A RP, a Dividend Period consisting of 28 days.

"Trustees" means the Trustees of the Trust.

"U.S. Treasury Bill Rate" on any date of determination means (i) the Interest Equivalent of the rate on the actively traded Treasury Bill with a maturity most nearly comparable to the length of the related Dividend Period, as such rate is made available on a discount basis or otherwise on the Business Day immediately preceding such date by the Federal Reserve Bank of New York in its Composite 3:30 P.M. Quotations for U.S. Government Securities report for such Business Day, or (ii) if such yield as so calculated is not available, the Alternate Treasury Bill Rate on such date. "Alternate Treasury Bill Rate" on any date means the Interest Equivalent of the yield as calculated by reference to the arithmetic average of the bid price quotations of the actively traded Treasury Bill with a maturity most nearly comparable to the length of the related Dividend Period, as determined by bid price quotations as of any time on the Business Day immediately preceding such date, obtained from at least three recognized primary U.S. Government securities dealers selected by the Remarketing Agents.

"U.S. Treasury Note Rate" on any date of determination means (i) the yield as calculated by reference to the bid price quotation of the actively traded, current coupon Treasury Note with a maturity most nearly comparable to the length of the related Dividend Period, as such bid price quotation is published on the Business Day immediately preceding such date by the Federal Reserve Bank of New York in its Composite 3:30 P.M. Quotations for U.S. Government Securities report for such Business Day, or (ii) if such yield as so calculated is not available, the Alternate Treasury Note Rate on such date.

"Alternate Treasury Note Rate" on any date means the yield as calculated by reference to the arithmetic average of the bid price quotations of the actively traded, current coupon Treasury Note with a maturity most nearly comparable to the length of the related Dividend Period, as determined by the bid price quotations as of any time on the Business Day immediately preceding such date, obtained from at least three recognized primary U.S. Government securities dealers selected by the Remarketing Agents.

"Valuation Date" means, for purposes of determining whether the Trust is maintaining the RP Basic Maintenance Amount, each Business Day commencing with the Date of Original Issue.

"Voting Period" has the meaning set forth in paragraph 6(b) of this Part I of Section 12.1.

"Variation Margin" means, in connection with an outstanding futures contract or option thereon owned or sold by the Trust, the amount of cash or securities paid to or received from a broker (subsequent to the Initial Margin payment) from time to time as the price of such futures contract or option fluctuates.

2. Fractional Shares. No fractional shares of RP shall be issued.

3. Dividends.

(a) The Holders of RP as of 12:00 noon, New York City time, on the Business Day preceding the applicable Dividend Payment Date, shall be entitled to receive, when, as and if declared by the Trustees, out of funds legally available therefor, (i) cumulative dividends, at the Applicable Dividend Rate, (ii) a Right (as defined in paragraph 3(k) of this Part I of Section 12.1) to receive an Additional Dividend or Additional Dividends in certain circumstances, and (iii) any additional amounts as set forth in paragraph 3(m) of this Part I of Section 12.1. Each share of RP shall remain on a parity with other shares of RP with respect to the payment of dividends at the rates fixed for the respective series. No dividends on any series of RP shall be paid or declared if there shall exist a Non-Payment Period with respect to any other series of RP unless dividends in ratable proportion are declared and paid on such other series. Dividends on the shares of RP so declared and payable shall be paid in preference to and in priority over any dividends declared and payable on the Common Shares.

(b) Dividends on each share of RP shall accumulate from its Date of Original Issue and will be payable, when, as and if declared by the Trustees, on each Dividend Payment Date applicable to such share of RP.

(c) Each declared dividend shall be payable on the applicable Dividend Payment Date to the Holder or Holders of such shares of RP as set forth in paragraph 3(a) of this Part I of Section 12.1. Dividends on shares of RP in arrears with respect to any past Dividend Payment Date may be declared and paid at any time, without reference to any regular Dividend Payment Date, pro rata to the Holders of such shares as of a date not exceeding five Business Days preceding the date of payment thereof as may be fixed by the Trustees. Any dividend payment made on any share of RP shall be first credited against the dividends accumulated but unpaid (whether or not earned or declared) with respect to the earliest Dividend Payment Date on which dividends were not paid.

(d) Neither Holders nor Beneficial Owners of shares of RP shall be entitled to any dividends on the shares of RP, whether payable in cash, property or stock, in excess of full cumulative dividends thereon (which include any amounts actually due and payable pursuant to paragraph 3(k), 3(1) or 3(m) of this Part I of Section 12.1) . Except as provided in paragraph 3(h) of this Part I of Section 12.1, neither Holders nor Beneficial Owners of shares of RP shall be entitled to any interest, or other additional amount, on any dividend payment on any share of RP which may be in arrears.

(e) Except as otherwise provided herein, the Applicable Dividend Rate on each share of RP for each Dividend Period with respect to such share shall be equal to the lower of the rate per annum that results from implementation of the remarketing procedures described in Part II hereof and the Maximum Dividend Rate.

(f) The amount of declared dividends for each share of RP payable on the Initial Dividend Payment Date, the Dividend Payment Date for each 7-day Dividend Period, the Dividend Payment Date for each 28-day Dividend Period and the Dividend Payment Date or

Dates for each Short-Term Dividend Period shall be computed by the Trust by multiplying the Applicable Dividend Rate in effect with respect to dividends payable on such share on such Dividend Payment Date by a fraction the numerator of which shall be the number of days in such Dividend Period such share was outstanding from and including its Date of Original Issue or the preceding Dividend Payment Date, as the case may be, to and including the day preceding such Dividend Payment Date, and the denominator of which shall be 365, then multiplying the amount so obtained by $50,000 (in the case of Series A RP) or $25,000 (in the case of Series B RP and Series C RP) and rounding the amount so obtained to the nearest cent. During any Long Term Dividend Period, the amount of dividends per share payable on any Dividend Payment Date shall be computed by dividing the Applicable Dividend Rate for such Dividend Period by twelve, multiplying the amount so obtained by $50,000 (in the case of Series A RP) or $25,000 (in the case of Series B RP and Series C RP), and rounding the amount so obtained to the nearest cent; provided, however, that, if the number of days from and including the Date of Original Issue or the preceding Dividend Payment Date, as the case may be, to and including the day preceding such Dividend Payment Date is less than 30 and such days do not constitute a full calendar month, then the amount of dividends per share payable on such Dividend Payment Date shall be computed by multiplying the Applicable Dividend Rate for such Dividend Period by a fraction, the numerator of which will be such number of days and the denominator of which will be 360, multiplying the amount so obtained by $50,000 (in the case of Series A RP) or $25,000 (in the case of Series B RP and Series C RP), and rounding the amount so obtained to the nearest cent.

(g) No later than 12:00 noon, New York City time, on each Dividend Payment Date, the Trust shall deposit in same-day funds with the Paying Agent the full amount of any dividend declared and payable on such Dividend Payment Date on any share of RP.

(h) The Applicable Dividend Rate for each Dividend Period commencing during a Non-Payment Period shall be equal to the Non-Payment Period Rate and any share of RP for which a Special Dividend Period would otherwise have commenced on the first day of or during a Non-Payment Period shall have a 28-day Dividend Period (in the case of Series A RP) or a 7-day Dividend Period (in the case of Series B RP and Series C RP). Any amount of any dividend due on any Dividend Payment Date for any shares of RP (if, prior to 12:00 noon, New York City time, on such Dividend Payment Date, the Trust has declared such dividend payable on or within three Business Days after such Dividend Payment Date to the Holders who held such shares of RP as of 12:00 noon, New York City time, on the Business Day preceding such Dividend Payment Date) or redemption price with respect to any shares of RP not paid to Holders when due but paid to such Holders in the same form of funds by 12:00 noon, New York City time, on any of the first three Business Days after such Dividend Payment Date or due date, as the case may be, shall incur a late charge to be paid therewith to such Holders and calculated for such period of non-payment at the Non-Payment Period Rate applied to the amount of such non-payment based on the actual number of days comprising such period divided by 365. If the Trust fails to pay a dividend on a Dividend Payment Date or to redeem any shares of RP on the date set for such redemption (otherwise than because it is prevented from doing so by these By-laws or by applicable law), the preceding sentence shall not apply and the Applicable Dividend Rate for the Dividend Period commencing during the Non-Payment Period resulting from such failure shall be the Non-Payment Period Rate. For the purposes of the foregoing and paragraphs 3(g) and 4(g) of this Part I of Section 12.1, payment to a person in New York Clearing House (next-

day) funds on any Business Day at any time shall be considered equivalent to payment to such person in same-day funds at the same time on the next Business Day, and any payment made after 12:00 noon, New York City time, on any Business Day shall be considered to have been made instead in the same form of funds and to the same person before 12:00 noon, New York City time, on the next Business Day.

(i) Except during a Non-Payment Period, by 12:00 noon, New York City time, on the Remarketing Date in the Remarketing at the end of the Initial Dividend Period applicable to a share of RP, and by 12:00 noon, New York City time, on the Remarketing Date in the Remarketing at the end of each subsequent Dividend Period applicable to a share of RP, the Beneficial Owner of such share of RP may elect to tender such share or hold such share for the next Dividend Period to the extent provided in Part II of Section 12.1.

(j) The Trust may, at its sole option and to the extent permitted by law, by telephonic or written notice (a "Request for Special Dividend Period") to the Remarketing Agents, request that the next succeeding Dividend Period for a series of RP be the number of days (other than 28, in the case of Series A RP, or seven, in the case of Series B RP or Series C RP) evenly divisible by seven, and not fewer than seven or more than 364 in the case of a Short Term Dividend Period or one whole year or more but not greater than five years in the case of a Long Term Dividend Period, specified in such notice, provided that the Trust may not give a Request for Special Dividend Period of greater than 28 days, in the case of Series A RP, or seven days, in the case of Series B RP or Series C RP (and any such request shall be null and void) unless the Trust has given written notice thereof to Moody's and S&P and unless, with respect to such series of RP, full cumulative dividends, any amounts due with respect to redemptions, and any Additional Dividends payable prior to such date have been paid in full and, for any Remarketing occurring after the initial Remarketing, all shares tendered were remarketed in the last occurring Remarketing. Except as otherwise provided in the definition of "Dividend Period" in this Section 12.1, the Dividend Periods for the Series A RP, Series B RP and Series C RP will never be co-extensive. Such Request for Special Dividend Period, in the case of a Short Term Dividend Period, shall be given on or prior to the fourth Business Day but not more than seven Business Days prior to a Remarketing Date and, in the case of a Long Term Dividend Period, shall be given on or prior to the 14th day but not more than 28 days prior to a Remarketing Date. Upon receiving such Request for a Special Dividend Period, the Remarketing Agents shall determine (i) whether, given the factors set forth below, it is advisable that the Trust issue a Notice of Special Dividend Period for such RP as contemplated by such Request for Special Dividend Period, (ii) the Optional Redemption Price of such RP during such Special Dividend Period and (iii) the Specific Redemption Provisions and shall give the Trust written notice (a "Response") of such determination by no later than the third Business Day prior to such Remarketing Date. In making such determination the Remarketing Agents will consider (1) existing short-term and long-term market rates and indices of such short-term and long-term rates, (2) existing market supply and demand for short-term and long-term securities, (3) existing yield curves for short-term and long-term securities comparable to the RP, (4) industry and financial conditions which may affect such RP, (5) the investment objective of the Trust, and (6) the Dividend Periods and dividend rates at which current and potential Beneficial Owners of such RP would remain or become Beneficial Owners. If the Remarketing Agents shall not give the Trust a Response by such third Business Day or if the Response states that given the factors set forth above it is not advisable that the Trust give a Notice of Special Dividend Period, the

Trust may not give a Notice of Special Dividend Period in respect of such Request for Special Dividend Period. In the event the Response indicates that it is advisable that the Trust give a Notice of Special Dividend Period, the Trust may by no later than the second Business Day prior to such Remarketing Date give a notice (a "Notice of Special Dividend Period") to the Remarketing Agents and to the Securities Depository which notice will specify (i) the duration of the Special Dividend Period, (ii) the Optional Redemption Price as specified in the related Response and (iii) the Specific Redemption Provisions, if any, as specified in the related Response. The Trust shall not give a Notice of Special Dividend Period and, if the Trust has given a Notice of Special Dividend Period, the Trust is required to give telephonic or written notice of its revocation (a "Notice of Revocation") to the Remarketing Agents (in the case of clauses (x) and (y)) and the Securities Depository (in the case of clauses (x), (y) and (z)) on or prior to the Business Day prior to the relevant Remarketing Date if (x) either the 1940 Act RP Asset Coverage is not satisfied or the Trust shall fail to maintain S&P Eligible Assets and Moody's Eligible Assets each with an aggregate Discounted Value at least equal to the RP Basic Maintenance Amount, in each case on each of the two Valuation Dates immediately preceding the Business Day prior to the relevant Remarketing Date on an actual basis and on a pro forma basis giving effect to the proposed Special Dividend Period (using as a pro forma dividend rate with respect to such Special Dividend Period the dividend rate which the Remarketing Agents shall advise the Trust is an approximately equal rate for securities similar to the RP with an equal dividend period), provided that (unless Moody's advises the Trust to the contrary), in calculating the aggregate Discounted Value of Moody's Eligible Assets for this purpose, the Moody's Exposure Period shall be deemed to be one week longer than the Moody's Exposure Period that would otherwise apply as of the date of the Notice of Special Dividend Period, (y) sufficient funds for the payment of dividends payable on the immediately succeeding Dividend Payment Date for RP have not been irrevocably deposited with the Paying Agent by the close of business on the third Business Day preceding the relevant Remarketing Date or (z) the Remarketing Agents advise the Trust that after consideration of the factors listed above, it is advisable to give a Notice of Revocation. If the Trust is prohibited from giving a Notice of Special Dividend Period as a result of any of the factors enumerated in clause (x), (y) or (z) of the prior sentence or if the Trust gives a Notice of Revocation with respect to a Notice of Special Dividend Period for RP, the next succeeding Dividend Period will be a 28-day Dividend Period (in the case of Series A RP) or a 7-day Dividend Period (in the case of Series B RP or Series C RP), provided that if the then current Dividend Period for RP is a Special Dividend Period of less than 28 days (in the case of Series A RP), the next succeeding Dividend Period will be the same length as the current Dividend Period. In addition, in the event all shares of RP tendered for which the Trust has given a Notice of Special Dividend Period are not remarketed or a Remarketing for RP is not held for any reason, the Trust may not again give a Notice of Special Dividend Period with respect to RP (and any such attempted notice shall be null and void) until all shares of such RP tendered in a subsequent Remarketing with respect to a 28-day Dividend Period (in the case of Series A RP) or a 7-day Dividend Period (in the case of Series B RP or Series C RP) have been Remarketed.

(k) Simultaneously with the declaration of each dividend at the Applicable Dividend Rate to a Holder determined as set forth in paragraph 3(a) of this Part I of Section 12.1 (each, a "Paragraph 3(a) Dividend"), the Trustees shall also declare a dividend to the same Holder consisting of one right (a "Right") to receive an Additional Dividend in respect of such Paragraph 3(a) Dividend. If, after the close of its fiscal year, the Trust characterizes all or a portion of a Paragraph 3(a) Dividend paid on shares of RP during such previous fiscal year as consisting of net capital gain or other income subject to regular Federal income tax, without having either given advance notice to the Remarketing Agents of the inclusion of such taxable income in such Paragraph 3(a) Dividend prior to the setting of the Applicable Dividend Rate for such Paragraph 3(a) Dividend or included an additional amount in the Paragraph 3(a) Dividend to offset the tax effect of the inclusion therein of such taxable income, in each case as provided in paragraph 3(m) hereof, and the Trust so characterizes all or a portion of the Paragraph 3(a) Dividend solely because (i) the Trust has redeemed all or a portion of the outstanding shares of RP or the Trust has liquidated and (ii) the Trust, in its judgment, believes it is required, in order to comply with a published position of the Internal Revenue Service concerning the allocation of different types of income between different classes and series of shares, Rev. Rul. 89-81, 1989-1 C.B. 226, to allocate such taxable income to the RP (the amount so characterized referred to herein as a "Retroactive Taxable Allocation"), the Trust will, within 90 days after the end of such fiscal year, provide notice of the Retroactive Taxable Allocation made with respect to the Paragraph 3(a) Dividend to the Paying Agent and to each Holder who received such Paragraph 3(a) Dividend and the corresponding Right, at such Holder's address as the same appears or last appeared on the share books of the Trust. The Trust will, within 30 days after such notice is given to the Paying Agent, pay to the Paying Agent (who will then distribute to such holders of Rights), out of funds legally available therefor, an amount equal to the aggregate of the Additional Dividends payable in respect of such Retroactive Taxable Allocation. The Trust may direct the Paying Agent to invest any such available funds in Deposit Securities (provided that such Deposit Securities are also rated at least P-l, MIG-1 or VMIG-1 by Moody's) provided that the proceeds of any such investment will be available in The City of New York at the opening of business on the payment date for such Additional Dividends. All such funds (to the extent necessary to pay the full amount of such Additional Dividends) shall be held in trust for the benefit of the holders of Rights. An Additional Dividend or Additional Dividends declared in respect of a Right shall be paid to the Holder that received such Right, whether or not such Holder continues to own the shares of RP in respect of which such Right was issued. Rights shall be nontransferable except by operation of law, and no purported transfer of a Right will be recognized by the Trust. No certificates will be issued evidencing Rights.

An "Additional Dividend" in respect of any Paragraph 3(a) Dividend means payment to a present or former Holder of a share of RP of an amount which, giving effect to the Retroactive Taxable Allocation made with respect to such Paragraph 3(a) Dividend, would cause such Holder's after-tax return (taking into account both the Paragraph 3(a) Dividend and the Additional Dividend and assuming such Holder is taxable at the Gross-Up Tax Rate) to be equal to the after-tax return which the Holder would have realized if the retroactive allocation of taxable income had not been made. Such Additional Dividend shall be calculated (i) without consideration being given to the time value of money; (ii) assuming that no Holder or former Holder of shares of RP is subject to the Federal alternative minimum tax with respect to dividends received from the Trust; and (iii) assuming that the Holder of the share of RP in respect of which a Retroactive Taxable Allocation was made is taxable at the Gross-Up Tax Rate. An Additional Dividend will not include an amount to compensate for the fact that the Additional Dividend or the retroactive allocation of taxable income may be subject to state and local taxes. The Gross-Up Tax Rate shall be equal to the sum of (i) the percentage of the taxable income included in the Paragraph 3(a) Dividend that is taxable for Federal income tax purposes as ordinary income, multiplied by the greater of (A) the highest marginal Federal corporate income tax rate (without regard to the phase-out of graduated rates) applicable to ordinary income and (B) the highest marginal Federal individual income tax rate applicable to ordinary income (including any surtax but without regard to any phase-out of personal exemptions or any limitation on itemized deductions), and (ii) the percentage of the taxable income included in the Paragraph 3(a) Dividend that is taxable for Federal income tax purposes as long-term capital gain, multiplied by the greater of (A) the highest marginal Federal corporate income tax rate (without regard to the phase-out of graduated rates) applicable to long-term capital gain and (B) the highest marginal Federal individual income tax rate applicable to long-term capital gain (including any surtax, but without regard to any phase-out of personal exemptions or any limitation on itemized deductions).

Except as provided above, no Additional Dividend shall for any reason be payable in respect of any Paragraph 3(a) Dividend previously paid to a Holder. In particular, and without limiting the generality of the foregoing, no Additional Dividend shall be payable as a result of any Internal Revenue Service challenge to, among other things, the characterization of the RP as equity, the Trust's method of allocating various types of income between dividends paid on different classes or series of shares or between dividends paid on the same class or series of shares, or the designations made by the Trust relating to distributions made with respect to an earlier taxable year.

(l) The Trustees may in their sole discretion from time to time declare a special dividend (each, a "special dividend") in an amount determined in their sole judgment to be necessary or desirable to cause the Trust to comply with any distribution requirements of the Code and thereby to avoid the incurrence by the Trust of any income or excise tax under the Code, provided that the Trustees shall not declare a special dividend if the declaration thereof causes the Trust to fail to maintain the RP Basic Maintenance Amount or the 1940 Act RP Asset Coverage. Any such special dividend shall be payable on a date specified by the Trustees to Holders of record on a date specified by the Trustees consistent with these By-laws. The Trust shall deposit with the Paying Agent sufficient funds for the payment of any such special dividend not later than noon on the Business Day immediately preceding the date on which such special dividend becomes payable and shall give the Paying Agent irrevocable instructions to apply such funds and, if applicable, the income and proceeds therefrom, to payment of such special dividends. The Trust may direct the Paying Agent to invest any such available funds in Deposit Securities (provided that such Deposit Securities are also rated at least P-l, MIG-1 or VMIG-1 by Moody's) provided that the proceeds of any such investment will be available in The City of New York at the opening of business on the payment date for such special dividend. All such funds (to the extent necessary to pay the full amount of such special dividend) shall be held in trust for the benefit of the Holders.

(m) Whenever the Trust intends to include any net capital gain or other income subject to regular Federal income tax in a dividend on shares of RP solely because the Trust, in its judgment, believes it is required, in order to comply with Rev. Rul. 89-81 described in paragraph 3(k) of this Part I of Section 12.1, to allocate taxable income to shares of RP, the Trust may notify the Remarketing Agents of the amount to be so included at least five Business Days prior to the Remarketing Date on which the Applicable Dividend Rate for such dividend is to be established. In the event the Trust has provided such notice to the Remarketing Agents, yet, after giving such notice and prior to paying the dividend the Trust intends to include additional income subject to regular Federal income tax beyond the amount set forth in such Notice in such dividend because the Trust, in its sole judgment, believes it is required, in order to comply with such Rev. Rul. 89-81, to allocate such additional income to such shares of the series of RP, the Trust will (i) increase the dividend by an amount such that the return to a Holder of RP with respect to such dividend (as so increased and after giving effect to Federal income tax at the Gross-Up Tax Rate) shall equal the return such Holder of RP would have received, after application of Federal income tax, if such additional amount of taxable income had not been included in such dividend (and such dividend had not been increased to take account of any additional amount of taxable income) and (ii) notify the Paying Agent of the additional amount to be included in the dividend at least five Business Days prior to the applicable Dividend Payment Date. Alternatively, if the Trust has not provided the notice referred to in the second preceding sentence, yet nevertheless prior to paying the dividend intends to include income subject to regular Federal income tax in a dividend on shares of RP solely because the Trust, in its judgment, believes it is required, in order to comply with such Rev. Rul. 89-81, to allocate such income to shares of RP, the Trust will (i) increase the dividend by an amount such that the return to a Holder of RP with respect to such dividend (as so increased and after giving effect to tax at the Gross-Up Tax Rate) equals the Applicable Dividend Rate and (ii) notify the Paying Agent of the additional amount to be included in the dividend at least five Business Days prior to the applicable Dividend Payment Date. The Trust will not be required to notify any Holder of RP of the prospective inclusion of, or to increase any dividend as a result of the inclusion of, any taxable income in any dividend other than as provided in this paragraph 3(m) or in paragraph 3(k) of this Part I of Section 12.1.

4. Redemption. Shares of RP shall be redeemable by the Trust as provided below:

(a) To the extent permitted under the 1940 Act, upon giving a Notice of Redemption, the Trust at its option may redeem shares of any series of RP, in whole or in part, on the next succeeding scheduled Dividend Payment Date applicable to those shares of RP called for redemption, out of funds legally available therefor, at the Optional Redemption Price per share; provided that no share of RP shall be subject to redemption pursuant to this paragraph 4(a) on any Dividend Payment Date during (A) the Initial Dividend Period with respect to such share or (B) a Non-Call Period to which such share is subject; and provided further that the Trust shall effect no redemption pursuant to this paragraph 4(a) if as a result of such redemption the Trust shall have failed to maintain S&P Eligible Assets and Moody's Eligible Assets with an aggregate Discounted Value at least equal to the RP Basic Maintenance Amount or to maintain the 1940 Act RP Asset Coverage. For so long as S&P rates any series of RP, the Trust may not give a Notice of Redemption relating to an optional redemption as described in paragraph 4(a) unless, at the time of giving such Notice of Redemption, the Trust has available Deposit Securities with maturity or tender dates not later than the day preceding the applicable redemption date and having a Discounted Value not less than the amount due to Holders by reason of the redemption of shares of such series of RP on such redemption date.

(b) The Trust shall redeem, out of funds legally available therefor, at the Mandatory Redemption Price per share, certain of the shares of RP, to the extent permitted under the 1940 Act, if the Trust fails to maintain S&P Eligible Assets and Moody's Eligible Assets with an aggregate Discounted Value at least equal to the RP Basic Maintenance Amount or to maintain the 1940 Act RP Asset Coverage and such failure is not cured on or before the RP Basic

Maintenance Cure Date or the 1940 Act Cure Date (each herein referred to as a "Cure Date"), as the case may be. The number of shares of RP to be redeemed shall be equal to the lesser of (i) the minimum number of shares of all series of RP the redemption of which, if deemed to have occurred immediately prior to the opening of business on the Cure Date, together with all other Preferred Shares subject to redemption or retirement, would result in the satisfaction of the RP Basic Maintenance Amount or the 1940 Act RP Asset Coverage, as the case may be, on such Cure Date (provided that, if there is no such minimum number of shares of all series of RP and other Preferred Shares the redemption of which would have such result, all shares of all series of RP then outstanding shall be redeemed) and (ii) the maximum number of shares of RP, together with all other Preferred Shares subject to redemption or retirement, that can be redeemed out of funds expected to be legally available therefor. In determining the number of shares of RP required to be redeemed in accordance with the foregoing, the Trust shall allocate the number required to be redeemed to satisfy the RP Basic Maintenance Amount or the 1940 Act RP Asset Coverage, as the case may be, pro rata among shares of all series of RP and other Preferred Shares (as determined by the liquidation preferences of such series of RP and other Preferred Shares) subject to redemption provisions similar to those contained in this paragraph 4(b). The Trust shall effect such redemption not later than 35 days after such Cure Date, except that if the Trust does not have funds legally available for the redemption of all of the required number of shares of all series of RP and other Preferred Shares which are subject to mandatory redemption or the Trust otherwise is unable to effect such redemption on or prior to 35 days after such Cure Date, the Trust shall redeem those shares of all series of RP and other Preferred Shares which it was unable to redeem on the earliest practicable date on which it is able to effect such redemption.

Any share of RP shall be subject to mandatory redemption regardless of whether such share is subject to a Non-Call Period, provided that shares of RP subject to a Non-Call Period will only be subject to redemption to the extent that the other shares of such series of RP not subject to a Non-Call Period or other Preferred Shares are not available to satisfy the number of shares required to be redeemed. In such event, such shares subject to a Non-Call Period will be selected for redemption in an ascending order of outstanding Non-Call Period (with shares with the lowest number of days remaining in the respective Dividend Period to be called first) and by lot in the event of equal outstanding Non-Call Periods.

(c) Subject to paragraph 4(d) of this Part I of Section 12.1, if fewer than all the outstanding shares of any series of RP are to be redeemed pursuant to this paragraph 4, the number of such shares of such series of RP so to be redeemed shall be a whole number of shares and shall be determined by the Trustees, and the Trust shall give a Notice of Redemption as provided in paragraph 4(e) of this Part I, provided that no such share of RP will be subject to optional redemption on any Dividend Payment Date during a Non-Call Period to which it is subject and shares of RP subject to a Non-Call Period will be subject to mandatory redemption only on the basis described under paragraph 4(b) of this Part I. Unless certificates representing shares of RP are held by Holders other than the Securities Depository or its nominee, the Securities Depository, upon receipt of such notice, shall determine by lot (or otherwise in accordance with procedures in effect at the time which shall be consistent with the 1940 Act) the number of shares of such series of RP to be redeemed from the account of each Agent Member (which may include an Agent Member, including a Remarketing Agent, holding shares for its own account) and notify the Paying Agent of such determination. The Paying Agent, upon receipt of such notice, shall in turn determine by lot the number of shares of such series of RP to be redeemed from the accounts of the Beneficial Owners of the shares of such series of RP whose Agent Members have been selected by the Securities Depository and give notice of such determination to the Remarketing Agents. In doing so, the Paying Agent may determine that shares of RP shall be redeemed from the accounts of some Beneficial Owners, which may include the Remarketing Agents, without shares of RP being redeemed from the accounts of other Beneficial Owners.

(d) Notwithstanding paragraph 4(c) of this Part I, if any certificates representing shares of any series of RP are held by Holders other than the Securities Depository or its nominee, then the shares of such series of RP to be redeemed shall be selected by the Paying Agent by lot.

(e) Any Notice of Redemption with respect to shares of RP shall be given (A) in the case of a redemption pursuant to paragraph 4(a) of this Part I, by the Trust to the Paying Agent, the Securities Depository (and any other Holder) and the Remarketing Agents, by telephone, not later than 1:00 p.m. New York City time (and later confirmed in writing) not less than 20 nor more than 30 days prior to the earliest date upon which any such redemption may occur and (B) in the case of a mandatory redemption pursuant to paragraph 4(b) of this Part I, by the Trust to the Paying Agent, the Securities Depository (and any other Holder) and the Remarketing Agents, by telephone, not later than 1:00 p.m., New York City time (and later confirmed in writing) not less than 20 nor more than 30 days prior to the redemption date established by the Trustees and specified in such notice. In the case of a partial redemption of the shares of any series of RP, the Paying Agent shall use its reasonable efforts to provide telephonic notice to each Beneficial Owner of shares of RP called for redemption not later than the close of business on the Business Day on which the Paying Agent determines the shares to be redeemed, as described in paragraphs 4(c) and 4(d) of this Part I of Section 12.1 (or, during a Non-Payment Period with respect to such shares, not later than the close of business on the Business Day immediately following the day on which the Paying Agent receives a Notice of Redemption from the Trust). Such telephonic notice shall be confirmed promptly in writing to the Remarketing Agents, the Securities Depository and each Beneficial Owner of shares of RP called for redemption not later than the close of business on the Business Day immediately following the day on which the Paying Agent determines the shares to be redeemed. In the case of a redemption in whole of the shares of any series of RP, the Paying Agent shall use its reasonable efforts to provide telephonic notice to each Beneficial Owner of shares of RP called for redemption not later than the close of business on the Business Day immediately following the day on which it receives a Notice of Redemption from the Trust. Such telephonic notice shall be confirmed promptly in writing to each Beneficial Owner of shares of RP called for redemption, the Remarketing Agents and the Securities Depository not later than the close of business on the second Business Day following the day on which the Paying Agent receives a Notice of Redemption.

(f) Every Notice of Redemption and other redemption notice shall state: (i) the redemption date; (ii) the number of shares of RP to be redeemed; (iii) the redemption price; (iv) that dividends on the shares of RP to be redeemed shall cease to accumulate as of such redemption date; and (v) the provision of the Declaration of Trust or the By-laws pursuant to which such shares are being redeemed. In addition, notice of redemption given to a Beneficial Owner by the Paying Agent shall state the CUSIP number, if any, of the shares of RP to be redeemed and the manner in which the Beneficial Owners of such shares may obtain payment of the redemption price. No defect in the Notice of Redemption or other redemption notice or in the transmittal or the mailing thereof shall affect the validity of the redemption proceedings, except as required by applicable law. The Paying Agent shall use its reasonable efforts to cause the publication of a Notice of Redemption in an Authorized Newspaper within two Business Days of the date of the Notice of Redemption, but failure so to publish such notification shall not affect the validity or effectiveness of any such redemption proceedings.

(g) On any redemption date, the Trust shall deposit, irrevocably in trust, in same-day funds, with the Paying Agent, by 12:00 noon, New York City time, the Optional Redemption Price or Mandatory Redemption Price, as the case may be, for each share of RP called for redemption.

(h) In connection with any redemption, upon the giving of a Notice of Redemption and the deposit of sufficient funds necessary for such redemption with the Paying Agent in accordance with this paragraph 4, shares of RP so called for redemption shall no longer be deemed outstanding for any purpose and all rights of the Holders of shares of RP so called for redemption shall cease and terminate, except the right of the Holders thereof to receive the Optional Redemption Price or the Mandatory Redemption Price, as the case may be, but without any interest or other additional amount (except as provided in paragraph 3(k) of this Part I of Section 12.1) . The Trust shall be entitled to receive from the Paying Agent, promptly after the date fixed for redemption, any cash deposited with the Paying Agent as aforesaid in excess of the sum of (i) the aggregate redemption price of the shares of RP called for redemption on such date and (ii) all other amounts to which Holders of shares of RP called for redemption may be entitled. The Trust shall be entitled to receive, from time to time after the date fixed for redemption, any interest on any funds deposited in respect of such redemption. Any funds so deposited with the Paying Agent which are unclaimed at the end of ninety days from such redemption date shall, to the extent permitted by law, be repaid to the Trust, after which time the Holders of shares of RP so called for redemption shall look only to the Trust for payment of the redemption price and all other amounts to which they may be entitled. For so long as S&P rates any series of RP, if any such unclaimed funds relating to shares of such series of RP are repaid to the Trust, the Trust shall invest such unclaimed funds in Deposit Securities with a maturity of no more than one Business Day until such time as there are no unclaimed funds.

(i) To the extent that any redemption for which Notice of Redemption has been given is not made by reason of the absence of legally available funds therefor, such redemption shall be made as soon as practicable to the extent such funds become available. Failure to redeem shares of RP shall be deemed to exist at any time after the date specified for redemption in a Notice of Redemption when the Trust shall have failed, for any reason whatsoever, to deposit funds with the Paying Agent pursuant to paragraph 4(g) of this Part I of Section 12.1 with respect to any shares for which such Notice of Redemption has been given.

(j) Notwithstanding any of the foregoing provisions of this paragraph 4, the Remarketing Agents may, in their sole discretion, modify the procedures set forth above with respect to notification of redemption, provided that any such modification does not adversely affect any Holder of shares of RP or materially alter the obligations of the Paying Agent or the Fund; and further provided that the Trust receives written confirmation from S&P or Moody's that any such modification would not impair the ratings then assigned by S&P or Moody's to shares of any series of RP.

(k) In effecting any redemption pursuant to this paragraph 4, the Trust shall use all reasonable efforts to satisfy all applicable procedural conditions precedent to effecting such redemption under the 1940 Act and Massachusetts law.

(l) Notwithstanding the foregoing, (i) no share of RP may be redeemed pursuant to paragraph 4(a) of this Part I of Section 12.1 unless the full amount of accumulated but unpaid dividends to the date fixed for redemption for each such share of RP called for redemption shall have been declared, and (ii) no share of RP may be redeemed unless all outstanding shares of such series of RP are simultaneously redeemed, nor may any shares of RP be purchased or otherwise acquired by the Trust except in accordance with a purchase offer made on substantially equivalent terms by the Trust for all outstanding shares of RP, unless, in each such instance, dividends (other than dividends, if any, to be paid pursuant to paragraph 3(k) or 3(1) of this Part I of Section 12.1 which have not yet become due and payable) on all outstanding shares of RP through the most recent Dividend Payment Date shall have been paid or declared and sufficient funds for the payment thereof deposited with the Paying Agent.

(m) Except as set forth in this paragraph 4 with respect to redemptions and subject to paragraph 4(1) of this Part I of Section 12.1, nothing contained herein shall limit any legal right of the Trust or any affiliate to purchase or otherwise acquire any share of RP at any price. Any shares of RP which have been redeemed, purchased or otherwise acquired by the Trust or any affiliate thereof may be resold if, after the resale, the Trust has Moody's Eligible Assets with an aggregate Discounted Value equal to or greater than the RP Basic Maintenance Amount as provided in Paragraph 8(a) of this Part I of Section 12.1. In lieu of redeeming shares called for redemption, the Trust shall have the right to arrange for other purchasers to purchase from Holders all shares of RP to be redeemed pursuant to this paragraph 4, except those shares of RP to be redeemed pursuant to paragraph 4(b) of this Part I of Section 12.1, by their paying to such Holders on or before the close of business on the redemption date an amount equal to not less than the redemption price payable by the Trust on the redemption of such shares, and the obligation of the Trust to pay such redemption price shall be satisfied and discharged to the extent such payment is so made by such purchasers. Prior to the purchase of such shares by such purchasers, the Trust shall notify each purchaser that such shares have been called for redemption.

5. Liquidation.

(a) Upon a liquidation, dissolution or winding up of the affairs of the Trust, whether voluntary or involuntary, the Holders of each share of RP shall be entitled, whether from capital or surplus, before any assets of the Trust shall be distributed among or paid over to holders of Common Shares or any other class or series of shares of the Trust ranking junior to the RP as to liquidation payments, to be paid the amount of $50,000 per share of Series A RP, and $25,000 per share of Series B RP and Series C RP, as the case may be, plus in the case of each series of RP an amount equal to all accumulated but unpaid dividends thereon (whether or not earned or declared) to but excluding the date of final distribution, in same-day funds. After any such payment, the Holders shall not be entitled to any further participation in any distribution of assets of the Trust, except as provided in paragraph 3(k) of this Part I of Section 12.1.

(b) If, upon any such liquidation, dissolution or winding up of the Trust, the assets of the Trust shall be insufficient to make such full payments to the Holders of shares of RP and the holders of any Preferred Shares ranking as to liquidation, dissolution or winding up on a parity with the RP, then such assets shall be distributed among the Holders of shares of each series of RP and such parity holders ratably in accordance with the respective amounts which would be payable on such shares of RP and any other such parity Preferred Shares if all amounts thereof were paid in full.

(c) Neither the consolidation nor the merger of the Trust with or into any other entity or entities nor a reorganization of the Trust alone nor the sale, lease or transfer by the Trust of all or substantially all of its assets shall be deemed to be a dissolution or liquidation of the Trust.

6. Voting Rights.

(a) General. Except as otherwise provided in the Declaration of Trust or By-laws, each Holder of shares of RP and each record holder of Common Shares shall be entitled to one vote for each share held on each matter submitted to a vote of shareholders of the Trust, and the holders of outstanding Preferred Shares, including each series of RP, and of Common Shares shall vote together as a single class; provided that, at any meeting of the shareholders of the Trust held for the election of Trustees, the holders of Preferred Shares, including each series of RP, present in person or represented by proxy at said meeting, shall be entitled, as a class, to the exclusion of the holders of all other securities and classes of capital shares of the Trust, to elect two Trustees of the Trust, each Preferred Share, including each share of each series of RP, entitling the holder thereof to one vote. Subject to paragraph 6(b) of this Part I of Section 12.1, the holders of outstanding Common Shares and Preferred Shares, including each series of RP, voting as a single class, shall elect the balance of the Trustees.

(b) Right to Elect Majority of Trustees. During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a "Voting Period"), the number of Trustees shall be automatically increased by the smallest number that, when added to the two Trustees elected exclusively by the holders of Preferred Shares (including each series of RP), would constitute a majority of the Trustees as so increased by such smallest number; and the holders of Preferred Shares (including each series of RP) shall be entitled, voting as a class on a one-vote-per-share basis (to the exclusion of the holders of all other securities and classes of capital shares of the Trust), to elect such smallest number of additional Trustees, together with the two Trustees that such holders are in any event entitled to elect. A Voting Period shall commence:

(i) if at any time accumulated dividends (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the outstanding shares of any series of RP equal to at least two full years' dividends shall be due and unpaid and sufficient cash or securities shall not have been deposited with the Paying Agent for the payment of such accumulated dividends; or

(ii) if at any time holders of any Preferred Shares other than the RP are entitled to elect a majority of the Trustees of the Trust.

Upon the termination of a Voting Period, the voting rights described in this paragraph 6(b) shall cease, subject always, however, to the revesting of such voting rights in the Holders upon the further occurrence of any of the events described in this paragraph 6(b). A Voting Period shall terminate when all dividends in arrears shall have been paid or otherwise provided for.

(c) Other Actions. Except as otherwise provided herein, so long as any shares of RP are outstanding, the Trust shall not, without the affirmative vote or consent of the Holders of at least a majority of the shares of RP outstanding at the time, in person or by proxy, either in writing or at a meeting (voting separately as one class): (i) authorize, create or issue, or increase or decrease the authorized or issued amount of, any class or series of shares of beneficial interest ranking prior to or on a parity with the RP with respect to payment of dividends or the distribution of assets on liquidation, or increase or decrease the number of authorized Preferred Shares (although the Trust may, to the extent of the amount of Preferred Shares authorized from time to time, issue additional shares of RP or other series of Preferred Shares on a parity with the RP with respect to payment of dividends and the distribution of assets on liquidation (including Preferred Shares with different dividend rates and periods) without such vote or consent); (ii) amend, alter or repeal the provisions of the Declaration of Trust and the By-laws, including this Section 12.1, whether by merger, consolidation or otherwise, so as to affect materially and adversely any preference, right or power of such shares of RP or the Holders thereof; or (iii) take any other action (including without limitation bankruptcy proceedings) which pursuant to Section 18(a)(2)(D) of the 1940 Act requires such approval by the Holders; provided that (i) the issuance of not more than the 6,000 Preferred Shares presently authorized and (ii) the creation and issuance of series of Preferred Shares ranking junior to the RP with respect to payment of dividends and the distribution of assets on liquidation, will not be deemed to affect such preferences, rights or powers unless such issuance would, at the time thereof, cause the Trust not to satisfy the 1940 Act RP Asset Coverage or the RP Basic Maintenance Amount.

In the event of an amendment, alteration or repeal of the provisions of the Declaration of Trust or the By-Laws, whether by merger, consolidation or otherwise, so as to affect materially and adversely any preference, right or power of shares of any series of RP or the Holders thereof, the affirmative vote or consent of the Holders of at least a majority of the outstanding shares of such series, in person or by proxy, either in writing or at a meeting voting as a separate series shall be required.

The foregoing voting provisions shall not apply with respect to shares of RP if, at or prior to the time when a vote is required, such shares of RP shall have been (i) redeemed or (ii) called for redemption and sufficient funds (in the form of cash or Municipal Bonds rated at least P-1, MIG-1 or VMIG-1 by Moody's and which mature prior to the redemption date) shall have been deposited in trust to effect such redemption.

Notwithstanding the foregoing, the Trustees may, without the vote or consent of the Holders of any series of RP, from time to time amend, alter or repeal any or all of the provisions of paragraphs 12(a), 12(b), 12(c), 13(a) and 13(b) of this Part I of Section 12.1, as well as any or all of the definitions of the terms listed below, and any such amendment, alteration or repeal will be deemed not to affect the preferences, rights or powers of shares of RP or the Holders thereof, provided the Trustees receive written confirmation from Moody's, in the case of any such action with respect to paragraphs 12(b), 12(c), 13(a) and 13(b), or from S&P, in the case of any such action with respect to paragraphs 12(a), 13(a) and 13(b), or from both Moody's and S&P, in the case of any such action with respect to the definitions of the terms listed below, that any such amendment, alteration or repeal would not impair the ratings then assigned to any series of RP by the rating agency providing such confirmation:

Accountant's Confirmation	Municipal Bonds
Anticipation Notes	Municipal Index
Closing Transactions	Non-Payment Period Rate
Deposit Securities	Quarterly Valuation Date
Discounted Value	Receivables for Municipal
Forward Commitments	Bonds Sold
Independent Accountant	RP Basic Maintenance Amount
Initial Margin	RP Basic Maintenance Cure Date
Market Value	RP Basic Maintenance Report
Maximum Potential Additional	S&P Discount Factor
Dividend Liability	S&P Eligible Asset
Moody's Discount Factor	S&P Hedging Transaction
Moody's Eligible Asset	S&P Exposure Period
Moody's Hedging Transaction	S&P Volatility Factor
Moody's Exposure Period	Treasury Bonds
Moody's Volatility Factor	Valuation Date
1940 Act Cure Date	Variation Margin
1940 Act RP Asset Coverage

(d) Voting Procedures.

(i) As soon as practicable after the accrual of any right of the holders of shares of Preferred Shares (including shares of each series of RP) to elect additional Trustees as described in paragraph 6(b) above, the Trust shall notify the Paying Agent and the Paying Agent shall call a special meeting of such holders, by mailing a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 20 days after the date of mailing of such notice. If the Trust fails to send such notice to the Paying Agent or if the Paying Agent does not call such a special meeting, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth Business Day preceding the day on which such notice is mailed. At any such special meeting and at each meeting held during a Voting Period, such holders, voting together as a class (to the exclusion of the holders of all other securities and classes of capital shares of the Trust), shall be entitled to elect the number of Trustees prescribed in paragraph 6(b) above on a one-vote-per-share basis. At any such meeting or adjournment thereof in the absence of a quorum, a majority of such holders present in person or by proxy shall have the power to adjourn the meeting without notice, other than an announcement at the meeting, until a quorum is present.

(ii) For purposes of determining any rights of the Holders of shares of any series of RP to vote on any matter, whether such right is created by this Section 12.1, by the other provisions of the Declaration of Trust or the Bylaws, by statute or otherwise, no Holder of shares of any series of RP shall be entitled to vote and no share of any series of RP shall be deemed to be "outstanding" for the purpose of voting or determining the number of shares required to constitute a quorum if, prior to or concurrently with the time of determination of shares entitled to vote or shares deemed outstanding for quorum purposes, as the case may be, sufficient funds (in the form of cash or Municipal Bonds rated at least P-l, MIG-1 or VMIG-1 by Moody's and A-l+ or SP-1+ by S&P and which mature prior to the redemption date) for the redemption of such shares have been deposited in trust with the Paying Agent for that purpose and the requisite Notice of Redemption with respect to such shares shall have been given as provided in paragraph 4 of this Part I of Section 12.1. No share of RP held by the Trust or any affiliate of the Trust shall have any voting rights or be deemed to be outstanding for voting purposes.

(iii) The terms of office of all persons who are Trustees of the Trust at the time of a special meeting of Holders of shares of RP and holders of other Preferred Shares to elect Trustees shall continue, notwithstanding the election at such meeting by the Holders of shares of RP and such other holders of the number of Trustees that they are entitled to elect, and the persons so elected by the Holders of shares of RP and such other holders of Preferred Shares, together with the two incumbent Trustees elected by the Holders of shares of RP and such other holders of Preferred Shares and the remaining incumbent Trustees elected by the holders of the Common Shares and Preferred Shares, shall constitute the duly elected Trustees of the Trust.

(iv) Simultaneously with the expiration of a Voting Period, the terms of office of the additional Trustees elected by the Holders of shares of RP and holders of other Preferred Shares pursuant to paragraph 6(b) of this Part I of Section 12.1 shall terminate, the remaining Trustees shall constitute the Trustees of the Trust and the voting rights of the Holders of shares of RP and such other holders to elect additional Trustees pursuant to paragraph 6(b) of this Part I of Section 12.1 shall cease, subject to the provisions of the penultimate sentence of paragraph 6(b).

(e) Exclusive Remedy. Unless otherwise required by law, the Holders of shares of RP shall not have any relative rights or preferences or other special rights other than those specifically set forth herein. The Holders of shares of RP shall have no preemptive rights or rights to cumulative voting. In the event that the Trust fails to pay any dividends on the shares of RP, the exclusive remedy of the Holders of shares of RP shall be the right to vote for Trustees pursuant to the provisions of this paragraph 6. In no event shall the Holders of shares of RP have any right to sue for, or bring a proceeding with respect to, such dividends or redemptions or damages for the failure to receive any dividends or the proceeds of a redemption.

(f) Notification to Moody's and S&P. In the event a vote of Holders of shares of RP is required pursuant to the provisions of Section 13(a) of the 1940 Act, the Trust shall, not later than ten Business Days prior to the date on which such vote is to be taken, notify Moody's and S&P that such vote is to be taken, the nature of the action with respect to which such vote is to be taken and, not later than 10 Business Days following the vote, the results of the vote.

7. 1940 Act RP Asset Coverage. The Trust shall maintain, as of the last Business Day of each month in which any share of RP is outstanding, the 1940 Act RP Asset Coverage.

8. RP Basic Maintenance Amount.

(a) The Trust shall maintain, on each Valuation Date, and shall verify to its satisfaction that it is maintaining on such Valuation Date, S&P Eligible Assets having an aggregate Discounted Value equal to or greater than the RP Basic Maintenance Amount and Moody's Eligible Assets having an aggregate Discounted Value equal to or greater than the RP Basic Maintenance Amount. Upon any failure to maintain the required Discounted Value, the Trust will use its best efforts to alter the composition of its portfolio to reattain the RP Basic Maintenance Amount on or prior to the RP Basic Maintenance Cure Date. If, on any Valuation Date, the Trust shall have Moody's Eligible Assets with a Discounted Value which exceeds the RP Basic Maintenance Amount by not more than 5%, the Adviser shall not alter the composition of the Trust's portfolio unless it determines that such action will not cause the Trust to have Moody's Eligible Assets with a Discounted Value less than the RP Basic Maintenance Amount.

(b) The Trust will deliver an RP Basic Maintenance Report to the Remarketing Agents, the Paying Agent, Moody's and S&P as of (i) each Quarterly Valuation Date, (ii) the first day of a Special Dividend Period, and (iii) any other time when specifically requested by either Moody's or S&P, in each case at or before 5:00 p.m., New York City time, on the third Business Day after such day.

(c) At or before 5:00 p.m., New York City time, on the third Business Day after a Valuation Date on which the Trust fails to maintain Moody's Eligible Assets or S&P Eligible Assets, as the case may be, with an aggregate Discounted Value which exceeds the RP Basic Maintenance Amount by 5% or more or to satisfy the RP Basic Maintenance Amount, the Trust shall complete and deliver to the Remarketing Agents, the Paying Agent, Moody's and S&P an RP Basic Maintenance Report as of the date of such failure.

(d) At or before 5:00 p.m., New York City time, on the third Business Day after a Valuation Date on which the Trust cures any failure to satisfy the RP Basic Maintenance Amount, the Trust shall complete and deliver to the Remarketing Agents, the Paying Agent, Moody's and S&P an RP Basic Maintenance Report as of the date of such cure.

(e) An RP Basic Maintenance Report or Accountant's Confirmation will be deemed to have been delivered to the Remarketing Agents, the Paying Agent, Moody's and S&P if the Remarketing Agents, the Paying Agent, Moody's and S&P receive a copy or telecopy, telex or other electronic transcription thereof and on the same day the Trust mails to the Remarketing Agents, the Paying Agent, Moody's and S&P for delivery on the next Business Day the full RP Basic Maintenance Report. A failure by the Trust to deliver an RP Basic Maintenance Report under subparagraph (b), (c) or (d) of this paragraph 8 shall be deemed to be delivery of an RP Basic Maintenance Report indicating that the Discounted Value for all assets of the Trust is less than the RP Basic Maintenance Amount, as of the relevant Valuation Date.

(f) Within ten Business Days after the date of delivery to the Remarketing Agents, the Paying Agent, S&P and Moody's of an RP Basic Maintenance Report in accordance with paragraph 8(b) above relating to a Quarterly Valuation Date, the Independent Accountant will confirm in writing to the Remarketing Agents, the Paying Agent, S&P and Moody's (i) the mathematical accuracy of the calculations reflected in such Report (and, in any other RP Basic Maintenance Report that was delivered by the Trust during the quarter ending on such Quarterly Valuation Date, if any, with such RP Basic Maintenance Report to be randomly selected by the Independent Accountant); (ii) that, in such Report (and in such randomly selected Report, if any), (a) the Trust determined in accordance with this Section 12.1 whether the Trust had, at such Quarterly Valuation Date (and at the Valuation Date addressed in such randomly selected Report, if any), S&P Eligible Assets of an aggregate Discounted Value at least equal to the RP Basic Maintenance Amount and Moody's Eligible Assets of an aggregate Discounted Value at least equal to the RP Basic Maintenance Amount, and (b) it has obtained confirmation from the Pricing Service that the Market Value of portfolio securities as determined by the Pricing Service equals the mean between the quoted bid and asked prices or the yield equivalent (when quotations are readily available); (iii) that the Trust has excluded from the RP Basic Maintenance Report assets not qualifying as Eligible Assets; and (iv) with respect to such confirmation to Moody's, that the Trust has satisfied the requirements of paragraph 12(b) of this Part I of Section 12.1 as of the Quarterly Valuation Date (and at the Valuation Date addressed in such randomly selected Report, if any) (such confirmation is herein called the "Accountant's Confirmation"). In preparing the Accountant's Confirmation, the Independent Accountant shall be entitled to rely, without further investigation, on such interpretations of law by the Trust as may have been necessary for the Trust to perform the computations contained in the RP Basic Maintenance Report.

(g) Within ten Business Days after the date of delivery to the Remarketing Agents, the Paying Agent, S&P and Moody's of an RP Basic Maintenance Report in accordance with paragraph 8(c) above relating to any Valuation Date on which the Trust failed to satisfy the RP Basic Maintenance Amount, the Independent Accountant will provide to the Remarketing Agents, the Paying Agent, S&P and Moody's an Accountant's Confirmation as to such RP Basic Maintenance Report.

(h) Within ten Business Days after the date of delivery to the Remarketing Agents, the Paying Agent, S&P and Moody's of an RP Basic Maintenance Report in accordance with paragraph 8(d) above relating to any Valuation Date on which the Trust cured any failure to satisfy the RP Basic Maintenance Amount, the Independent Accountant will provide to the

Remarketing Agents, the Paying Agent, S&P and Moody's an Accountant's Confirmation as to such RP Basic Maintenance Report.

(i) If any Accountant's Confirmation delivered pursuant to subparagraph (g), (h) or (i) of this paragraph 8 shows that an error was made in the RP Basic Maintenance Report for a particular Valuation Date for which such Accountant's Confirmation was required to be delivered, or shows that a lower aggregate Discounted Value for the aggregate of all S&P Eligible Assets or Moody's Eligible Assets, as the case may be, of the Trust was determined by the Independent Accountant, the calculation or determination made by such Independent Accountant shall be final and conclusive and shall be binding on the Trust, and the Trust shall accordingly amend and deliver the RP Basic Maintenance Report to the Remarketing Agents, the Paying Agent, S&P and Moody's promptly following receipt by the Trust of such Accountant's Confirmation.

(j) At or before 5:00 p.m., New York City time, on the first Business Day after the Date of Original Issue of the shares of RP, the Trust will complete and deliver to Moody's and S&P an RP Basic Maintenance Report as of the close of business on such Date of Original Issue. Within five Business Days of such Date of Original Issue, the Independent Accountant will provide to Moody's and S&P an Accountant's Confirmation as to such RP Basic Maintenance Report.

(k) At or before 5:00 p.m., New York City time, on the first Business Day following any date on which the Trust repurchases any outstanding Common Shares, the Trust will complete and deliver to Moody's and S&P an RP Basic Maintenance Report as of the close of business on the date of the repurchase.

9. [RESERVED]

10. Restrictions on Certain Distributions. For so long as any share of RP is outstanding, the Trust shall not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase, Common Shares or other shares, if any, ranking junior to the shares of RP as to dividends and upon liquidation) in respect of Common Shares or any other shares of the Trust ranking junior to or on a parity with the shares of RP as to dividends or upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other such junior shares or parity shares (except by conversion into or exchange for shares of the Trust ranking junior to the shares of RP as to dividends and upon liquidation), unless (i) full cumulative dividends on shares of RP through the most recent Dividend Payment Date shall have been paid or shall have been declared and sufficient funds for the payment thereof deposited with the Paying Agent, (ii) the Trust has redeemed the full number of shares of RP required to be redeemed by any provision for mandatory redemption pertaining thereto, (iii) immediately after such transaction the aggregate Discounted Value of Moody's Eligible Assets and S&P Eligible Assets would at least equal the RP Basic Maintenance Amount and (iv) the Trust meets the applicable requirements of Section 18(a)(2)(B) of the 1940 Act.

11. Notice. All notices or communications, unless otherwise specified in these Bylaws, shall be sufficiently given if in writing and delivered in person or mailed by first-class mail, postage prepaid. Notice shall be deemed given on the earlier of the date received or the date seven days after which such notice is mailed.

12. Futures and Options Transactions; Forward Commitments. (a) For so long as any shares of RP are rated by S&P, the Trust will not purchase or sell futures contracts, write, purchase or sell options on futures contracts or write put options (except covered put options) or call options (except covered call options) on portfolio securities unless it receives written confirmation from S&P that engaging in such transactions will not impair the rating then assigned to such shares of RP by S&P, except that the Trust may purchase or sell futures contracts based on the Bond Buyer Municipal Bond Index (the "Municipal Index") or U.S. Treasury Bonds with remaining maturities often years or more ("Treasury Bonds") and write, purchase or sell put and call options on such contracts (collectively "S&P Hedging Transactions"), subject to the following limitations:

(A) the Trust will not engage in any S&P Hedging Transaction based on the Municipal Index (other than transactions which terminate a futures contract or option held by the Trust by the Trust's taking an opposite position thereto ("Closing Transactions")), which would cause the Trust at the time of such transaction to own or have sold (1) 1,001 or more outstanding futures contracts based on the Municipal Index, (2) outstanding futures contracts based on the Municipal Index and on Treasury Bonds exceeding in number 25% of the quotient of the Market Value of the Trust's total assets divided by $100,000 or (3) outstanding futures contracts based on the Municipal Index exceeding in number 10% of the average number of daily traded futures contracts based on the Municipal Index in the thirty days preceding the time of effecting such transaction as reported by The Wall Street Journal;

(B) the Trust will not engage in any S&P Hedging Transaction based on Treasury Bonds (other than Closing Transactions) which would cause the Trust at the time of such transaction to own or have sold (1) outstanding futures contracts based on Treasury Bonds and on the Municipal Index exceeding in number 25% of the quotient of the Market Value of the Trust's total assets divided by $100,000 or (2) outstanding futures contracts based on Treasury Bonds exceeding in number 10% of the average number of daily traded futures contracts based on Treasury Bonds in the thirty days preceding the time of effecting such transaction as reported by The Wall Street Journal;

(C) the Trust will engage in Closing Transactions to close out any outstanding futures contract which the Trust owns or has sold or any outstanding option thereon owned by the Trust in the event (i) the Trust does not have S&P Eligible Assets with an aggregate Discounted Value equal to or greater than the RP Basic Maintenance Amount on two consecutive Valuation Dates and (ii) the Trust is required to pay Variation Margin on the second such Valuation Date;

(D) the Trust will engage in a Closing Transaction to close out any outstanding futures contract or option thereon in the month prior to the delivery month under the terms of such futures contract or option thereon unless the Trust holds the securities deliverable under such terms; and

(E) when the Trust writes a futures contract or option thereon (including a futures contract or option thereon which requires delivery of an underlying security), it will either maintain an amount of cash, cash equivalents or short-term, fixed-income securities in a segregated account with the Trust's custodian, so that the amount so segregated plus the amount of Initial Margin and Variation Margin held in the account of or on behalf of the Trust's broker with respect to such futures contract or option equals the Market Value of the futures contract or option, or, in the event the Trust writes a futures contract or option thereon which requires delivery of an underlying security, it shall hold such underlying security in its portfolio.

For purposes of determining whether the Trust has S&P Eligible Assets with a Discounted Value that equals or exceeds the RP Basic Maintenance Amount, such Discounted Value shall, unless the Trust receives written confirmation from S&P to the contrary, be reduced by an amount equal to (i) 30% of the aggregate settlement value, as marked to market, of any outstanding futures contracts based on the Municipal Index which are owned by the Trust plus (ii) 25% of the aggregate settlement value, as marked to market, of any outstanding futures contracts based on Treasury Bonds which contracts are owned by the Trust.

(b) For so long as any shares of RP are rated by Moody's, the Trust will not buy or sell futures contracts, write, purchase or sell put or call options on futures contracts or write put or call options (except covered call or put options) on portfolio securities unless it receives written confirmation from Moody's that engaging in such transactions would not impair the rating then assigned to any shares of RP by Moody's, except that the Trust may purchase or sell exchange-traded futures contracts based on the Municipal Index or Treasury Bonds and purchase, write or sell exchange-traded put options on such futures contracts and purchase, write or sell exchange-traded call options on such futures contracts (collectively "Moody's Hedging Transactions"), subject to the following limitations:

(A) the Trust will not engage in any Moody's Hedging Transaction based on the Municipal Index (other than Closing Transactions) which would cause the Trust at the time of such transaction to own or have sold (1) outstanding futures contracts based on the Municipal Index exceeding in number 10% of the average number of daily traded futures contracts based on the Municipal Index in the thirty days preceding the time of effecting such transaction as reported by The Wall Street Journal or (2) outstanding futures contracts based on the Municipal Index having a Market Value exceeding the Market Value of Municipal Bonds constituting Moody's Eligible Assets owned by the Trust;

(B) the Trust will not engage in any Moody's Hedging Transaction based on Treasury Bonds (other than Closing Transactions) which would cause the Trust at the time of such transaction to own or have sold in the aggregate (1) outstanding futures contracts based on Treasury Bonds having an aggregate Market Value exceeding 10% of the aggregate Market Value of all Moody's Eligible Assets owned by the Trust and rated Aaa by Moody's, (2) outstanding futures contracts based on Treasury Bonds having an aggregate Market Value exceeding 50% of the aggregate Market Value of all Moody's Eligible Assets owned by the Trust and rated Aa by Moody's (or, if not rated by Moody's but rated by S&P, rated AAA by S&P) or (3) outstanding futures contracts based on

Treasury Bonds having an aggregate Market Value exceeding 90% of the aggregate Market Value of Moody's Eligible Assets owned by the Trust and rated Baa or A by Moody's (or, if not rated by Moody's but rated by S&P, rated A or AA by S&P) (for purposes of the foregoing clauses (A) and (B), the Trust shall be deemed to own the number of futures contracts that underlie any outstanding options written by the Trust);

(C) the Trust will engage in Closing Transactions to close out any outstanding futures contract based on the Municipal Index if the amount of open interest in the Municipal Index as reported by The Wall Street Journal is less than 5,000;

(D) the Trust will engage in a Closing Transaction to close out any outstanding futures contract by no later than the fifth Business Day of the month in which such contract expires and will engage in a Closing Transaction to close out any outstanding option on a futures contract by no later than the first Business Day of the month in which such option expires;

(E) the Trust will engage in Moody's Hedging Transactions only with respect to futures contracts or options thereon having the next settlement date for such type of futures contract or option, or the settlement date immediately thereafter;

(F) the Trust will not engage in options and futures transactions for leveraging or speculative purposes unless Moody's shall advise the Trust that to do so would not adversely affect Moody's' then current rating of the shares of RP; provided, however, that the Trust will not be deemed to have engaged in a futures or options transaction for leveraging or speculative purposes so long as it has done so otherwise in accordance with this paragraph 12; and

(G) the Trust will not enter into an option or futures transaction unless, after giving effect thereto, the Trust would continue to have Moody's Eligible Assets with an aggregate Discounted Value equal to or greater than the RP Basic Maintenance Amount.

For purposes of determining whether the Trust has Moody's Eligible Assets with an aggregate Discounted Value that equals or exceeds the RP Basic Maintenance Amount, the Discounted Value of Moody's Eligible Assets which the Trust is obligated to deliver or receive pursuant to an outstanding futures contract or option shall be as follows (unless the Trust receives written confirmation to the contrary from Moody's): (i) assets subject to call options written by the Trust which are either exchange-traded and "readily reversible" or which expire within 48 days after the date as of which such valuation is made shall be valued at the lesser of (a) Discounted Value and (b) the exercise price of the call option written by the Trust; (ii) assets subject to call options written by the Trust not meeting the requirements of clause (i) of this sentence shall have no value; (iii) assets subject to put options written by the Trust shall be valued at the lesser of (a) the exercise price and (b) the Discounted Value of such security; and (iv) futures contracts shall be valued at the lesser of (a) settlement price and (b) the Discounted Value of the subject security, provided that, if a contract matures within 48 days after the date as of which such valuation is made, where the Trust is the seller the contract may be valued at the settlement price and where the Trust is the buyer the contract may be valued at the Discounted Value of the subject securities.

For purposes of determining whether the Trust has Moody's Eligible Assets with an aggregate Discounted Value that equals or exceeds the RP Basic Maintenance Amount, the following amounts shall be added to the RP Basic Maintenance Amount required to be maintained by the Trust under paragraph 8(a) of this Part I of Section 12.1 (unless the Trust receives written confirmation to the contrary from Moody's): (i) 10% of the exercise price of a written call option; (ii) the exercise price of any written put option; (iii) where the Trust is the seller under a futures contract, 10% of the settlement price of the futures contract; (iv) where the Trust is the purchaser under a futures contract, the settlement price of assets to be purchased under such futures contract; (v) the settlement price of the underlying futures contract if the Trust writes put options on a futures contract; and (vi) 105% of the Market Value of the underlying futures contracts if the Trust writes call options on futures contracts and does not own the underlying contract.

(c) For so long as any shares of RP are rated by Moody's, the Trust will not enter into any contract to purchase securities for a fixed price at a future date beyond customary settlement time (other than such contracts that constitute Moody's Hedging Transactions that are permitted under paragraph 12(b) of this Part I of Section 12.1) unless it receives written confirmation from Moody's that engaging in such transactions would not impair the rating then assigned to such shares of RP by Moody's except that the Trust may enter into such contracts to purchase newly-issued securities on the date such securities are issued ("Forward Commitments"), subject to the following limitations:

(A) the Trust will maintain in a segregated account with its custodian cash, cash equivalents or short-term, fixed income securities rated P-l, MIG-1 or VMIG-1 by Moody's and maturing prior to the date of the Forward Commitment with a face value that equals or exceeds the amount of the Trust's obligations under any Forward Commitments to which it is from time to time a party or long-term fixed income securities with a Discounted Value that equals or exceeds the amount of the Trust's obligations under any Forward Commitments to which it is from time to time a party; and

(B) the Trust will not enter into a Forward Commitment unless, after giving effect thereto, the Trust would continue to have Moody's Eligible Assets with an aggregate Discounted Value equal to or greater than the RP Basic Maintenance Amount.

For purposes of determining whether the Trust has Moody's Eligible Assets with an aggregate Discounted Value that equals or exceeds the RP Basic Maintenance Amount, the Discounted Value of all Forward Commitments to which the Trust is a party and of all securities deliverable to the Trust pursuant to such Forward Commitments shall be zero.

13. Certain Other Restrictions.

(a) For so long as any shares of RP are outstanding, the Trust will not, unless it has received written confirmation from Moody's and S&P that any such action would not impair the ratings then assigned by Moody's and S&P to any shares of RP, engage in any one or more of the following transactions:

(i) borrow any money except as may be necessary for the clearance of purchases and sales of portfolio securities and which borrowings shall be repaid within 60 days and not be extended or renewed (provided that no such borrowing will be permitted unless the Trust, after giving effect to such borrowing, maintains Moody's Eligible Assets and S&P Eligible Assets at least equal to the RP Basic Maintenance Amount);

(ii) lend portfolio securities;

(iii) designate a new Pricing Service;

(iv) engage in short sales;

(v) merge or consolidate with any other entity;

(vi) engage in reverse repurchase agreements; or

(vii) issue a class or series of shares of beneficial interest ranking prior to or on a parity with the RP with respect to payment of dividends or the distribution of assets on liquidation.

(b) For so long as any shares of RP are rated by Moody's or S&P, the Trust shall give to Moody's or S&P, as the case may be, prompt written notice of the following circumstances:

(i) any change to the Declaration of Trust or Article 12 of the Bylaws;

(ii) any failure to declare or pay any dividend on the shares of RP;

(iii) any mandatory or optional redemption of the shares of RP;

(iv) any assumption of control of the Trustees by the Holders of shares of RP pursuant to Section 6(b) of this Part I of Section 12.1;

(v) in the event the Trust shall not be a party to a pricing services agreement and dealer quotes on assets are not available;

(vi) in the event that the Applicable Dividend Rate equals or exceeds 95% of the applicable Reference Rate;

(vii) any person owning of record more than 5% of the Trust's Common Shares;

(viii) a change in Internal Revenue Service rules on Additional Dividends relating to the operation of the Trust; and

(ix) Putnam Investment Management, Inc. is no longer the Trust's investment manager.

14. Legally Available Funds. For purposes of this Section 12.1, funds shall not be "legally available" for the payment of dividends or the redemption price with respect to any share of RP if the Trust is insolvent at the time such payment would be made or to the extent that such payment cannot be made without rendering the Trust insolvent.

PART II
REMARKETING PROCEDURES

The provisions of this Part II of Section 12.1 and other provisions of these Bylaws describe the procedures pursuant to which the Applicable Dividend Rate shall, except as otherwise provided in these Bylaws, be determined for any Dividend Period for any series of RP. In the event that any of the Remarketing Agents, Paying Agent, Securities Depository, Agent Members and Beneficial Owners fail for any reason to perform any of the acts or obligations to be performed by him or it as described herein, then no Holder or Beneficial Owner of any shares of such series of RP shall have any right in respect thereof against the Trust or any Trustee or officer of the Trust, and the sole obligation of the Trust in respect of the determination of the amount and the payment of any dividend shall be to pay to the Holders of such series of RP as shown on the share transfer books of the Trust from time to time dividends as determined in accordance with the terms of this Part II of Section 12.1 and any other applicable provisions of these Bylaws. Notwithstanding any provision of these Bylaws, the Trust shall have no obligation at any time to provide notice (other than to the Remarketing Agents, the Paying Agent, the Securities Depository, S&P and Moody's), or to make any payment (in respect of any dividend or otherwise), to any person other than the Holders of the shares of RP shown on the share transfer books of the Trust from time to time, and the providing of any notice or the payment of any amount to such Holders (or to such other entities) shall discharge in full for all purposes (including without limitation as against all Beneficial Owners of any shares of RP) the Trust's obligation to provide any notice or to make any payment.

1. Remarketing Schedule. Each Remarketing shall take place over a two-Business Day period consisting of the Remarketing Date and the Settlement Date. Such dates or the method of establishing such dates shall be determined by the Trustees from time to time and until further action by the Trustees, a Remarketing Date shall occur on the last Business Day of a Dividend Period for a series of RP (except for the last Dividend Period for such RP) and the related Settlement Date shall occur on the first Business Day of the succeeding Dividend Period.

2. Procedure for Tendering.

(a) Each share of RP is subject to Tender and Dividend Reset at the end of each Dividend Period for such RP and may be tendered in the Remarketing which commences on the Remarketing Date immediately prior to the end of the current Dividend Period. By 9:00 a.m., New York City time, on each such Remarketing Date, the Remarketing Agents shall, after canvassing the market and considering prevailing market conditions at the time for shares of such RP and similar securities, provide Beneficial Owners of such RP non-binding indications of the Applicable Dividend Rate for the next succeeding 28-day Dividend Period (in the case of Series A RP) or 7-day Dividend Period (in the case of Series B RP or Series C RP) or, if applicable, a Special Dividend Period; provided that, if the Trust has designated the next Dividend Period for such RP as a Special Dividend Period, the Remarketing Agents will provide to Beneficial Owners a non-binding indication only of the Applicable Dividend Rate for such Special Dividend Period. The actual Applicable Dividend Rate for such Dividend Period may be greater than or less than the rate per annum indicated in such non-binding indications (but not greater than the applicable Maximum Dividend Rate). By 12:00 noon, New York City time, on such Remarketing Date, each Beneficial Owner of a share of RP must notify a Remarketing

Agent of its desire, on a share-by-share basis, either to tender such share of RP at a price of $50,000 per share (in the case of Series A RP) or $25,000 per share (in the case of Series B RP or Series C RP) or to continue to hold such share for the next 28-day Dividend Period (in the case of Series A RP) or 7-day Dividend Period (in the case of Series B RP or Series C RP) or, if applicable, the next Special Dividend Period. Beneficial Owners who do not provide such notice shall be deemed to have elected (i) to hold all their shares of RP if each of the current Dividend Period and succeeding Dividend Period is a 28-day Dividend Period (in the case of Series A RP) or 7-day Dividend Period (in the case of Series B RP or Series C RP) or a Special Dividend Period of 60 days or less, and (ii) to tender all their shares of RP if the current Dividend Period or succeeding Dividend Period is a Special Dividend Period of more than 60 days. Any notice given to a Remarketing Agent to tender or hold shares for a particular Dividend Period shall be irrevocable and shall not be conditioned upon the level at which the Applicable Dividend Rate is established. A Remarketing Agent may, in its sole discretion, (i) at the request of a Beneficial Owner that has tendered one or more shares to such Remarketing Agent, waive such Beneficial Owner's tender, and thereby enable such Beneficial Owner to continue to hold the share or shares for the next 28-day Dividend Period (in the case of Series A RP) or 7-day Dividend Period (in the case of Series B RP or Series C RP) or, if applicable, a designated Special Dividend Period, as agreed to by such Beneficial Owner and such Remarketing Agent at such time, so long as such tendering Beneficial Owner has indicated to such Remarketing Agent that it would accept the new Applicable Dividend Rate for such Dividend Period, such waiver to be contingent upon the Remarketing Agents' ability to remarket all shares of RP tendered in such Remarketing, and (ii) at the request of a Beneficial Owner that has elected to hold one or more of its shares of RP, waive such Beneficial Owner's election with respect thereto, such waiver to be contingent upon the Remarketing Agents' ability to remarket all shares of RP tendered in such Remarketing.

(b) The ability of each Beneficial Owner to tender shares of RP in a Remarketing shall be limited to the extent that (i) the Remarketing Agents conduct a Remarketing pursuant to the terms of the Remarketing Agreement, (ii) shares tendered have not been called for redemption and (iii) the Remarketing Agents are able to find a purchaser or purchasers for tendered shares of RP at an Applicable Dividend Rate for the next applicable Dividend Period that is not in excess of the Maximum Dividend Rate for such Dividend Period.

3. Determination of Applicable Dividend Rates.

(a) By 3:00 p.m., New York City time, on each Remarketing Date for a series of RP, the Remarketing Agents shall determine the Applicable Dividend Rate to the nearest one-thousandth (0.001) of one percent per annum for the next 28-day Dividend Period (in the case of Series A RP) or 7-day Dividend Period (in the case of Series B RP or Series C RP), or, if designated, Special Dividend Period. The Applicable Dividend Rate for each such Dividend Period, except as otherwise required herein, shall be the dividend rate per annum which the Remarketing Agents determine, in their sole judgment, to be the lowest rate that will enable them to remarket on behalf of the Beneficial Owners thereof all shares of RP subject to Tender and Dividend Reset in such Remarketing and tendered to them on such Remarketing Date at a price of $50,000 per share (in the case of Series A RP) or $25,000 per share (in the case of Series B RP and Series C RP).

(b) For any series of RP, if no Applicable Dividend Rate shall have been established on a Remarketing Date in a Remarketing for the next 28-day Dividend Period (in the case of Series A RP) or 7-day Dividend Period (in the case of Series B RP or Series C RP), or Special Dividend Period, if any, for any reason (other than because there are no Remarketing Agents, the Remarketing Agents are not required to conduct a Remarketing pursuant to the terms of the Remarketing Agreement or the Remarketing Agents are unable to remarket on the Remarketing Date all shares of RP tendered (or deemed tendered) to them at a price of $50,000 per share (in the case of Series A RP) or $25,000 per share (in the case of Series B RP and Series C RP)), then the Remarketing Agents, in their sole discretion, shall, if necessary and except during a Non-Payment Period, after taking into account market conditions as reflected in the prevailing yields on fixed and variable rate taxable and tax exempt debt securities and the prevailing dividend yields of fixed and variable rate preferred stock, determine the Applicable Dividend Rate that would be the rate per annum that would be the initial dividend rate fixed in an offering on such Remarketing Date, assuming in each case a comparable dividend period, issuer and security. If there is no Remarketing for such series of RP because there are no Remarketing Agents or the Remarketing Agents are not required to conduct a Remarketing pursuant to the Remarketing Agreement or if the Remarketing Agents are unable to remarket on the Remarketing Date all shares of RP tendered (or deemed tendered) to them at a price of $50,000 per share (in the case of Series A RP) or $25,000 per share (in the case of Series B RP or Series C RP), then, except during a Non-Payment Period, the Applicable Dividend Rate for the subsequent Dividend Period for RP and for each subsequent Dividend Period for RP for which no Remarketing takes place because of the foregoing shall be the applicable Maximum Dividend Rate for a 28-day Dividend Period (in the case of Series A RP) or 7-day Dividend Period (in the case of Series B RP or Series C RP) and the next Dividend Period for RP and each such subsequent Dividend Period shall be a 28-day Dividend Period (in the case of Series A RP) or 7-day Dividend Period (in the case of Series B RP or Series C RP).

(c) In determining the Applicable Dividend Rate for a series of RP, the Remarketing Agents shall, after taking into account market conditions as reflected in the prevailing yields on fixed and variable rate taxable and tax exempt debt securities and the prevailing dividend yields of fixed and variable rate preferred stock determined for the purpose of providing non-binding indications of the Applicable Dividend Rate to Beneficial Owners and potential purchasers of shares of RP, (i) consider the number of shares of RP tendered and the number of shares of RP potential purchasers are willing to purchase and (ii) contact by telephone or otherwise current and potential Beneficial Owners of shares of RP subject to Tender and Dividend Reset to ascertain the dividend rates at which they would be willing to hold shares of RP.

(d) The Applicable Dividend Rate for each series of RP shall be determined as aforesaid by the Remarketing Agents in their sole discretion (except as otherwise provided in this Section 12.1 with respect to an Applicable Dividend Rate that shall be the Non-Payment Period Rate or the Maximum Dividend Rate) and shall be conclusive and binding on Holders and Beneficial Owners.

(e) Except during a Non-Payment Period, the Applicable Dividend Rate for any Dividend Period for each series of RP shall not be more than the applicable Maximum Dividend Rate.

4. Allocation of Shares: Failure to Remarket at Liquidation Preference.

(a) If the Remarketing Agents are unable to remarket by 3:00 p.m., New York City time, on a Remarketing Date all shares of RP tendered (or deemed tendered) to them in the related Remarketing at a price of $50,000 per share (in the case of Series A RP) or $25,000 per share (in the case of Series B RP or Series C RP), (i) each Beneficial Owner that tendered or was deemed to have tendered shares of RP for sale shall sell a number of shares of RP on a pro rata basis, to the extent practicable, or by lot, as determined by the Remarketing Agents in their sole discretion, based on the number of orders to purchase shares of RP in such Remarketing, and (ii) the Applicable Dividend Rate for the next Dividend Period for RP, which shall be a 28-day Dividend Period, shall be the Maximum Dividend Rate for such 28-day Dividend Period (in the case of Series A RP) or 7-day Dividend Period (in the case of Series B RP or Series C RP).

(b) If the allocation procedures described above would result in the sale of a fraction of a share of RP, the Remarketing Agents shall, in their sole discretion, round up or down the number of shares of RP sold by each Beneficial Owner on the applicable Remarketing Date so that each share sold by a Beneficial Owner shall be a whole share of RP, and the total number of shares sold equals the total number of shares purchased on such Remarketing Date.

5. Notification of Results: Settlement.

(a) By telephone at approximately 3:30 p.m., New York City time, on each Remarketing Date, the Remarketing Agents shall advise each Beneficial Owner of tendered shares and each purchaser thereof (or the Agent Member thereof) (i) of the number of shares such Beneficial Owner or purchaser is to sell or purchase and (ii) to give instructions to its Agent Member to deliver such shares against payment therefor or to pay the purchase price against delivery as appropriate. The Remarketing Agents will also advise each Beneficial Owner or purchaser that is to continue to hold, or to purchase, shares with a Dividend Period beginning on the Business Day following such Remarketing Date of the Applicable Dividend Rate for such shares.

(b) In accordance with the Securities Depository's normal procedures, on the Settlement Date, the transactions described above with respect to each share of RP shall be executed through the Securities Depository, if the Securities Depository or its nominee holds or is to hold the certificate relating to the shares to be purchased, and the accounts of the respective Agent Members of the Securities Depository shall be debited and credited and shares delivered by book entry as necessary to effect the purchases and sales of shares of RP in the related Remarketing. Purchasers of such shares of RP shall make payment to the Paying Agent in same-day funds against delivery to such purchasers or their nominees of one or more certificates representing such shares of RP, or, if the Securities Depository or its nominee holds or is to hold the certificate relating to such shares to be purchased, through their Agent Members in same-day funds to the Securities Depository against delivery by book entry of such shares of RP through their Agent Members. The Securities Depository shall make payment in accordance with its normal procedures.

(c) If any Beneficial Owner selling shares of RP in a Remarketing fails to deliver such shares, the Agent Member of such selling Beneficial Owner and of any other person that was to have purchased shares of RP in such Remarketing may deliver to any such other person a number of whole shares of RP that is less than the number of shares that otherwise was to be purchased by such person. In such event, the number of shares of RP to be so delivered shall be determined by such Agent Member. Delivery of such lesser number of shares of RP shall constitute good delivery of such number of shares.

(d) The Remarketing Agents, the Paying Agent and the Securities Depository each will use its reasonable commercial efforts to meet the timing requirements set forth in paragraphs (a) and (b) above; provided that, in the event that there is a delay in the occurrence of any delivery or other event connected with a Remarketing, the Remarketing Agents, the Paying Agent and the Securities Depository each will use its reasonable commercial efforts to accommodate such delivery in furtherance of the Remarketing.

(e) Notwithstanding any of the foregoing provisions of this paragraph 5, the Remarketing Agents may, in their sole discretion, modify the settlement procedures set forth above with respect to any Remarketing, provided any such modification does not adversely affect the Beneficial Owners or the Holders of RP or the Trust.

(f) Neither the Trust, the Paying Agent nor any of the Remarketing Agents shall be obligated in any case to provide funds to make payment to a Beneficial Owner upon such Beneficial Owner's tender of its shares of RP in a Remarketing, unless, in each case, such shares of RP were acquired for the account of the Trust, the Paying Agent or any of the Remarketing Agents, as the case may be.

6. Purchase of Shares of RP by Remarketing Agents. The Remarketing Agents may purchase for their own account shares of RP in a Remarketing, provided that they purchase all tendered (or deemed tendered) shares of RP not sold in such Remarketing to other purchasers. If the Remarketing Agents hold shares of RP for their own account upon completion of a Remarketing, they must establish an Applicable Dividend Rate with respect to such shares in such Remarketing that is not higher than the Applicable Dividend Rate that would have been established if the Remarketing Agents did not hold or had not purchased such shares. Except as provided in the first sentence of this paragraph 6, the Remarketing Agents shall not be obligated to purchase any shares of RP that would otherwise remain unsold in a Remarketing. If the Remarketing Agents hold for their own account any shares of RP subject to a Remarketing immediately prior to such Remarketing and if all other shares subject to such Remarketing and tendered for sale by other Beneficial Owners of shares of RP (including circumstances where any of the Remarketing Agents hold such shares as nominee) have been sold in such Remarketing, then the Remarketing Agents may sell such number of their shares in such Remarketing as there are outstanding orders to purchase that have not been filled by shares tendered for sale by other Beneficial Owners.

7. Applicable Dividend Rate During a Non-Payment Period. So long as a Non-Payment Period for any series of RP shall continue, paragraphs 1, 2, 3, 4, 5 and 6 of this Part II of Section 12.1 shall not be applicable to any of the shares of all series of RP and the shares of all series of RP shall not be subject to Tender and Dividend Reset.

8. Transfers. Unless the Trust has elected, during a Non-Payment Period, to waive this requirement, ownership of shares of RP will be maintained in book entry form by the Securities Depository, for the account of a designated Agent Member which, in turn, shall maintain records of such purchaser's beneficial ownership.

9. Miscellaneous.

(a) To the extent permitted by applicable law, the Trustees may interpret or adjust the provisions hereof to resolve any inconsistency or ambiguity, or to remedy any formal defect.

(b) Notwithstanding any provision of these Bylaws, (i) no Remarketing Agent, Paying Agent, Securities Depository or Agent Member shall have any obligation in respect of any person having any interest in any share of RP other than the Beneficial Owner thereof, and the Paying Agent shall have no obligation to record any transfer of beneficial ownership in any share unless and until it shall have received proper notice and evidence of such transfer and the right of the transferee in accordance with its procedures in effect from time to time, and (ii) the record books of the Trust as kept by the Paying Agent shall be conclusive as to who is the Holder of any share of RP and as to the number of shares of RP held from time to time by any Holder, and the Trust shall have no obligation in respect of any share of RP to any person other than such Holder.

10. Securities Depository; Share Certificates.

(a) If there is a Securities Depository, one certificate for all of the shares of each series of RP shall be issued to the Securities Depository and registered in the name of the Securities Depository or its nominee. Any such certificate shall bear a legend to the effect that such certificate is issued subject to the provisions contained in this Section 12.1. Unless the Trust shall have elected, during a Non-Payment Period, to waive this requirement, the Trust will also issue stop-transfer instructions to this effect to the Paying Agent for the shares of RP. Except as provided in paragraph (b) below, the Securities Depository or its nominee will be the Holder, and no Beneficial Owner shall receive certificates representing its ownership interest in such shares.

(b) If the Applicable Dividend Rate applicable to all shares of any series of RP shall be the Non-Payment Period Rate or there is no Securities Depository, the Trust may at its option issue one or more new certificates with respect to such shares (without the legend referred to in paragraph 10(a) of this Part II of Section 12.1) registered in the names of the Beneficial Owners or their nominees and rescind the stop-transfer instructions referred to in paragraph 10(a) of this Part II of Section 12.1 with respect to such shares.

ARTICLE 13
Amendments to the Bylaws

13.1 General. Except as otherwise expressly stated herein, these Bylaws may be amended or repealed, in whole or in part, by a majority of the Trustees then in office at any meeting of the Trustees, or by one or more writings signed by such a majority.

PUTNAM MUNICIPAL OPPORTUNITIES TRUST

Amendment No. 1 to Amended and Restated Bylaws

WHEREAS, Section 12.1, Part I, paragraph 6(c), of the Bylaws (the "Bylaws) of Putnam Municipal Opportunities Trust (the "Trust") permits the Trustees of the Trust (the "Trustees") to amend, alter or repeal certain provisions of the Bylaws, subject to written confirmation from Standard & Poor's Rating Services ("S&P") and Moody's Investor Services, Inc. ("Moody's") that such amendment, alteration or repeal will not affect the ratings then assigned to the Trust's outstanding Remarketed Preferred Shares ("RP"; terms used without definition in this amendment have the respective meanings ascribed to them in the Bylaws);

WHEREAS, the Trustees desire to amend Section 12.1, Part I, paragraph 12 of the Bylaws;

WHEREAS, Moody's and S&P have confirmed to the Trust that such amendment will not impair its ratings of outstanding RP;

NOW, THEREFORE, the Bylaws are hereby amended as follows:

Section 12.1, Part I, paragraph 12 is amended and restated to read in full as follows:

12. Futures and Options Transactions: Forward Commitments. (a) For so long as any shares of RP are rated by S&P, the Trust will not purchase or sell futures contracts, write, purchase or sell options on futures contracts or write put options (except covered put options) or call options (except covered call options) on portfolio securities unless it receives written confirmation from S&P that engaging in such transactions will not impair the rating then assigned to such shares of RP by S&P, except that the Trust may purchase or sell futures contracts based on the Bond Buyer Municipal Bond Index (the "Municipal Index") or on U.S. Treasury Bonds, Bills or Notes ("Treasury Futures") and write, purchase or sell put and call options on such contracts (collectively "S&P Hedging Transactions"), subject to the following limitations:

(A) the Trust will not engage in any S&P Hedging Transactions based on the Municipal Index (other than transactions which terminate a futures contract or option held by the Trust by the Trust's taking an opposition position thereto ("Closing Transactions")), which would cause the Trust at the time of such transaction to own or have sold (1) 1,001 or more outstanding futures contracts based on the Municipal Index, (2) outstanding futures contracts based on the Municipal Index exceeding in number 25% of the quotient of the Market Value of the Trust's total assets divided by $100,000 or (3) outstanding futures contracts based on the Municipal Index exceeding in number 10% of the average daily open interest in futures contracts based on the Municipal Index in the thirty days preceding the time of effecting such transaction as reported by The Wall Street Journal;

(B) the Trust will not engage in any S&P Hedging Transaction based on Treasury Futures (other than Closing Transactions) which would cause the Trust at the time of such transaction to own or have sold (1) outstanding futures contracts based on Treasury

Futures exceeding in number 50% of the quotient of the Market Value of the Trust's total assets divided by $100,000 ($200,000 in the case of futures on the two year Treasury Note and $1,000,000 in the case of futures on Treasury Bills) or (2) outstanding futures contracts based on a particular Treasury instrument exceeding in number 10% of the average daily open interest in such futures contracts in the thirty days preceding the time of effecting such transaction as reported by The Wall Street Journal;

(C) the Trust will engage in Closing Transactions to close out any outstanding futures contracts which the Trust owns or has sold or any outstanding option thereon owned by the Trust in the event (1) the Trust does not have S&P Eligible Assets with an aggregate Discounted Value equal to or greater than the RP Basic Maintenance Amount on two consecutive Valuation Dates and (2) the Trust is required to pay Variation Margin on the second such Valuation Date; and

(D) when the Trust engages in an S&P Hedging Transaction, it will maintain an amount of cash, cash equivalents or short-term, money market securities or longer term fixed income obligations rated, in the case of longer term securities, at least A in a segregated account with the Trust's custodian, so that the amount so segregated plus the amount of Initial Margin and Variation Margin held in the account of or on behalf of the Trust's broker with respect to such futures contract or option equals the following:

Writing covered call options on futures:

the higher of the Market Value of the instruments underlying the options contract or the strike price of the options contract.

Writing covered put options on futures:

the strike price of the options contract.

Buying futures:

the Trust's purchase obligation under the futures contract.

Selling futures:

the higher of the Market Value of the instruments or index underlying the futures contract and the market price at which the futures will settle at expiration.

For purposes of determining whether the Trust has S&P Eligible Assets with a Discounted Value that equals or exceeds the RP Basic Maintenance Amount, amounts deposited as Initial Margin and, for futures contracts only, Variation Margin shall not constitute S&P Eligible Assets and securities held in the segregated account contemplated by paragraph 12 (a) (D) above shall have the following Discount Factors.

Type Of Contract	Discounted Value
Of Segregated Securities

Writing covered call options on futures:

The Discounted Value of segregated securities is equal to the lower of the strike price of the option or the Discounted Value of the segregated securities.

Writing covered put options on futures:

The Discounted Value of segregated securities is equal to the lower of the Discounted Value of the segregated securities and the Trust's purchase obligation.

Futures:

The Discounted Value of segregated securities is determined by reference to the S&P Exposure Period from the date of calculation to the contract expiration date.

(b) For so long as any shares of RP are rated by Moody's, the Trust will not buy or sell futures contracts, write, purchase or sell put or call options on futures contracts or write put or call options (except covered call or put options) on portfolio securities unless it receives written confirmation from Moody's that engaging in such transactions would not impair the rating then assigned to any shares of RP by Moody's, except that the Trust may purchase or sell exchange-traded futures contracts based on the Municipal Index or Treasury Futures and purchase, write or sell exchange-traded put options on such futures contracts and purchase, write or sell exchange-traded call options on such futures contracts (collectively "Moody's Hedging Transactions"), subject to the following limitations:

(A) the Trust will not engage in any Moody's Hedging Transaction based on the Municipal Index (other than Closing Transactions) which would cause the Trust at the time of such transaction to own or have sold outstanding futures contracts based on the Municipal Index exceeding in number 10% of the average number of daily traded futures contracts based on the Municipal Index in the thirty days preceding the time of effecting such transaction as reported by The Wall Street Journal;

(B) the Trust will engage in Closing Transactions to close out any outstanding futures contract based on the Municipal Index if the amount of open interest in the Municipal Index as reported by The Wall Street Journal is less than 5,000;

(C) the Trust will not enter into an option or futures transaction unless, after giving effect thereto, the Trust would continue to have Moody's Eligible Assets with an aggregate Discounted Value equal to or greater than the RP Basic Maintenance Amount; and

(D) when the Trust engages in a Moody's Hedging Transaction, it will maintain an amount of cash, cash equivalents or short-term, money market securities or longer term fixed income obligations rated, in the case of longer term obligations, at least A2 in a segregated account with the Trust's custodian, so that the amount so segregated plus the amount of Initial Margin and Variation Margin held in the account of or on behalf of the Trust's broker with respect to such futures contract or option equals the following:

Writing covered call options on futures:

the higher of the Market Value of the instruments underlying the options contract or the strike price of the options contract.

Writing covered put options:

the strike price of the options contract.

Buying futures:

the Trust's purchase obligation under the futures contract.

Selling futures:

the higher of the Market Value of the instruments or index underlying the futures contract and the price at which the futures contract will settle at expiration.

For purposes of determining whether the Trust has Moody's Eligible Assets with an aggregate Discounted Value that equals or exceeds the RP Basic Maintenance Amount, the Discounted Value of Moody's Eligible Assets which the Trust is obligated to deliver pursuant to an outstanding futures contract or option shall be as follows (unless the Trust receives written confirmation to the contrary from Moody's): (i) assets subject to call options written by the Trust which are either exchange-traded and "readily reversible" or which expire within 48 days after the date as of which such valuation is made shall be valued at the lesser of (a) Discounted Value and (b) the exercise price of the call option written by the Trust; (ii) assets subject to call options written by the Trust not meeting the requirements of clause (i) shall have no value and (iii) assets subject to put options written by the Trust shall be valued at the lesser of (a) the exercise price and (b) the Discounted Value of such security.

For purposes of determining whether the Trust has Moody's Eligible Assets with an aggregate Discounted Value that equals or exceeds the RP Basic Maintenance Amount, the following amounts shall be added to the RP Basic Maintenance Amount required to be maintained by the Trust under paragraph 8(a) of this Part I of Section 12.1 (unless the Trust receives written confirmation to the contrary from Moody's): (i) 10% of the exercise price of a written call option; (ii) the exercise price of any written put option; (iii) where the Trust is the seller under a futures contract which does not settle in cash, 10% of the settlement price of the futures contract; (iv) where the Trust is the purchaser under a futures contract which does not settle in cash, 10% of the settlement price of assets to be purchased under such futures contract; (v) the settlement price of the underlying futures contract if the Trust writes put options on a futures contract; and

(vi) 105% of the Market Value of the underlying futures contracts if the Trust writes call options on futures contracts and does not own the underlying contract.

(c) For so long as any shares of RP are rated by Moody's, the Trust will not enter into any contract to purchase securities for a fixed price at a future date beyond customary settlement time (other than such contracts that constitute Moody's Hedging Transactions that are permitted under paragraph 12(b) of this Part I of Section 12.1) unless it receives written confirmation from Moody's that engaging in such transactions would not impair the rating then assigned to such shares of RP by Moody's except that the Trust may enter into such contracts ("Forward Commitments"), subject to the following limitations:

(A) the Trust will maintain in a segregated account with its custodian cash, cash equivalents or short-term, fixed income securities rated P-l, MIG-1 or VMIG-1 by Moody's with a face value that equals or exceeds the amount of the Trust's obligations under any Forward Commitments to which it is from time to time a party or longer-term fixed income securities with a Discounted Value that equals or exceeds the amount of the Trust's obligations under any Forward Commitments to which it is from time to time a party; and

(B) the Trust will not enter into a Forward Commitment unless, after giving effect thereto, the Trust would continue to have Moody's Eligible Assets with an aggregate Discounted Value equal to or greater than the RP Basic Maintenance Amount.

For purposes of determining whether the Trust has Moody's Eligible Assets with an aggregate Discounted Value that equals or exceeds the RP Basic Maintenance Amount, the Discounted Value of all Forward Commitments to which the Trust is a party and of all securities deliverable to the Trust pursuant to such Forward Commitments shall be zero.

This amendment is effective as of May 24, 1999.

PUTNAM MUNICIPAL OPPORTUNITIES TRUST

Amendment to Amended and Restated Bylaws

WHEREAS, Article 13, Section 13.1 of the Bylaws (the "Bylaws") of Putnam Municipal Opportunities Trust (the "Trust") permits the Trustees of the Trust (the "Trustees") to amend or repeal the Bylaws;

WHEREAS, the Trustees desire to amend the Bylaws by adding a new article thereto;

NOW, THEREFORE, the Bylaws are hereby amended as follows:

1. The existing ARTICLE 13 shall be redesignated as ARTICLE 14.

2. The content of Exhibit A attached hereto shall be added as new ARTICLE 13.

This Amendment is effective as of March 9, 2001.

[The remainder of this page intentionally left blank]

Exhibit A
Please see the attached.

ARTICLE 13

Advance Notice of Shareholder Nominees for Trustee and Proposals to Fix the Number of Trustees

13.1. Advance Notice of Shareholder Nominations of Trustees and Proposals to Fix the Number of Trustees. Only persons who are nominated in accordance with the following procedures shall be eligible for election as Trustees, and no proposal to fix the number of Trustees shall be brought before a meeting of shareholders or otherwise transacted unless in accordance with the following procedures, except as may be otherwise provided in the Bylaws with respect to the right of holders of preferred shares, if any, of the Trust to nominate and elect a specified number of Trustees in certain circumstances.

(a) Meetings of Shareholders.

(1) Nominations of persons for election to the Board of Trustees and proposals to fix the number of Trustees may be made at an annual meeting of shareholders or at a special meeting of shareholders in lieu of an annual meeting only (i) pursuant to the notice of meeting given by or at the direction of the Trustees pursuant to Article V, Section 2 of the Declaration of Trust, (ii) by or at the direction of the Trustees (or any duly authorized committee thereof) or the Chairman of the Trustees or (iii) by any shareholder of the Trust who was a shareholder of record at the time the notice provided for in this Section 13.1 is delivered to the Clerk of the Trust, who is entitled to vote at the meeting and who complies with the notice procedures set forth in subparagraph (2) of this paragraph (a) of this Section 13.1.

(2) For such nominations or proposals to be properly brought before a meeting by a shareholder pursuant to clause (iii) of paragraph (a) of this Section 13.1, the shareholder must have given timely notice thereof in writing to the Clerk of the Trust in accordance with paragraph (b) of this Section 13.1. The shareholder's notice shall contain, at a minimum, the information set forth in paragraph (c) of this Section 13.1.

(b) Timely Notice.

(1) Annual Meeting. To be timely, a shareholder's notice required by subparagraph (2) of paragraph (a) of this Section 13.1 in respect of an annual meeting shall be delivered to the Clerk at the principal executive offices of the Trust not less than sixty (60) nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that with respect to the annual meeting to be held in the calendar year 2001, notice by the shareholder in order to be timely must be so received not less than thirty (30) days prior to such anniversary date; provided further, however, if and only if the annual meeting is not scheduled to be held on a date that is within thirty (30) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received no later than the close of business on the tenth (10th) day following the earlier of the date on which notice of the date of the annual meeting was mailed and the date on which public announcement of the date of the annual meeting was first made.

(2) Special Meeting in Lieu of Annual Meeting. To be timely, a shareholder's notice required by subparagraph (2) of paragraph (a) of this Section 13.1 in respect of a special meeting in lieu of an annual meeting shall be delivered to the Clerk at the principal executive offices of the Trust not later than the close of business on the tenth (10th) day following the date on which public announcement was first made of the date of the special meeting.

(3) General. In no event shall an adjournment or postponement (or a public announcement thereof) of a meeting of shareholders commence a new time period (or extend any time period) for the giving of a shareholder's notice as described in this paragraph (b) of this Section 13.1.

(c) Content of Shareholder's Notice.

(1) Any shareholder's notice required by this Section 13.1 shall set forth as to each person, if any, whom the shareholder proposes to nominate for election or re-election as a Trustee (i) the person's name, age, date of birth, business address, residence address and nationality; (ii) any other information regarding the person required by each of paragraphs (a), (d), (e) and (f) of Item 401 of Regulation S-K and paragraph (b) of Item 22 of Rule 14a-101 (Schedule 14A) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (iii) any other information regarding the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of Trustees or directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (iv) whether the shareholder believes the person is or will be an "interested person" of the Trust (as defined in the Investment Company Act of 1940, as amended) and, if not an "interested person," information regarding the person that will be sufficient for the Trust to make such determination; (v) the written consent of the person to being named as a nominee and to serve as a Trustee if elected and (vi) the class or series and number of all shares of beneficial interest of the Trust owned beneficially or of record by the person. Any shareholder's notice required by this Section 13.1 in respect of a proposal to fix the number of Trustees shall also set forth a description and the text of the proposal, which description and text shall state a fixed number of Trustees that otherwise complies with the Bylaws and the Declaration of Trust.

(2) Such shareholder's notice further shall set forth as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of the shareholder and such beneficial owner, as they appear on the Trust's books; (ii) the class or series and number of all shares of beneficial interest of the Trust owned beneficially and of record by the shareholder and such beneficial owner; (iii) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the shareholder; (iv) a representation that the shareholder intends to appear in person or by proxy at the meeting to, as the case may be, (A) nominate each person named in its notice and (B) make the proposal to fix the number of Trustees as stated in its notice; and (v) any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of Trustees or directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

(3) The Trustees may require any proposed nominee to furnish such other information as they may reasonably require to determine the eligibility of such proposed nominee to serve as a Trustee.

(d) Authority to Determine Compliance with Procedures. The person presiding at any meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to (i) determine whether a nomination or proposal was made in compliance with the procedures set forth in this Article 13 and elsewhere in the Bylaws and in the Declaration of Trust and (ii) if any nomination or proposal is not so in compliance to declare that such nomination or proposal shall be disregarded.

PUTNAM MUNICIPAL OPPORTUNITIES TRUST

Amendment No. 2 to Bylaws

WHEREAS, Article 13, Section 13.1 and Article 12, Section 12.1, Part I, paragraph 6(c) of the Bylaws (the "Bylaws") of Putnam Municipal Opportunities Trust (the "Trust") permit the Trustees of the Trust (the "Trustees") to amend, alter or repeal the definitions of certain listed terms contained in the Bylaws, subject to written confirmation from Moody's Investors Service, Inc. ("Moody's") and Standard & Poors ("S&P") that such amendment, alteration or repeal will not affect the ratings then assigned to the Trust's outstanding Remarketed Preferred Shares ("Preferred Shares"), and to amend, alter or repeal any other provision of the Bylaws provided that such amendment, alteration or repeal does not materially and adversely affect any preference, right or power of the Preferred Shares or any holder thereof;

WHEREAS, the Trustees desire to amend the Bylaws so as to eliminate the liquidity test contained in Article 12, Section 12.1, Part 1, paragraph 9 of the Bylaws;

WHEREAS, Moody's and S&P have confirmed to the Trust that the deletion of the definitions of the terms "Dividend Coverage Amount," "Dividend Coverage Assets" and "Minimum Liquidity Level" will not impair their ratings of outstanding Preferred Shares; and

WHEREAS, the Trustees have determined that, in the event that the definitions of the terms "Dividend Coverage Amount," "Dividend Coverage Assets" and "Minimum Liquidity Level" are deleted, the deletion of Article 12, Section 12.1, Part I, paragraphs 8(g)(ii)(b) and 9 of the Bylaws would not materially and adversely affect any preference, right or power of the Preferred Shares or any holder thereof;

NOW, THEREFORE, the Bylaws are hereby amended as follows:

1. Article 12, Section 12.1, Part I, paragraph 1 of the Bylaws is hereby amended by deleting the definitions of the terms "Dividend Coverage Amount," "Dividend Coverage Assets" and "Minimum Liquidity Level" set forth therein;

2. Article 12, Section 12.1, Part I, paragraph 8(g)(ii)(b) is hereby deleted and Article 12, Section 12.1, Part I, paragraph 8(g)(ii)(c) is hereby redesignated Article 12, Section 12.1, Part I, paragraph 8(g)(ii)(b); and

3. The text of Article 12, Section 12.1, Part I, paragraph 9 of the Bylaws is hereby deleted and the word "Reserved" is hereby substituted in its place.

This Amendment is effective as of January 5, 1996.